UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 Proxy Statement

Notice of 2022 Annual Meeting of Stockholders to be held on May 10, 2022

SPIRIT AIRLINES, INC.

2800 Executive Way

Miramar, Florida 33025

Notice of Annual Meeting of Stockholders

To the Stockholders of Spirit Airlines, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of Spirit Airlines, Inc., a Delaware corporation (the “Company”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE2022, on May 10, 2022, at 9:00 a.m. Eastern Time, for the following purposes:

1.

To elect the following two Class II directors to hold office until the 2025 annual meeting of stockholders or until their resignation or removal, or until their respective successors are elected: H. McIntyre Gardner and Myrna M. Soto;

2.

To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;

3.

To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

For our Annual Meeting, we have elected to use the internet (the “Internet”) as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for participating and voting via the Internet. The Notice of Internet Availability of Proxy Materials will also provide: (i) information on how stockholders may request, via a toll-free number, an e-mail address or a website, paper copies of our proxy materials (including a proxy card) free of charge; (ii) the date, time and online location of the Annual Meeting; and (iii) the matters to be acted upon at the meeting and the recommendation of the Board of Directors with regard to each matter. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

Record Date

Only stockholders who owned our common stock at the close of business on March 15, 2022 (the “Record Date”) can vote at the Annual Meeting or any adjournments or postponements thereof.

Virtual Meeting

Our Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE2022, on May 10, 2022, at 9:00 a.m. Eastern Time. To attend and participate, stockholders as of Record Date will need a 16-digit control number, which can be found in the Notice of Internet Availability of Proxy Materials. The online format of our Annual Meeting will allow stockholders to submit questions in advance of the meeting via www.proxyvote.com or during the meeting via www.virtualshareholdermeeting.com/SAVE2022.

You are cordially invited to attend our virtual Annual Meeting, but whether or not you expect to attend (via the Internet), you are urged to read our Proxy Statement and to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

/s/ Thomas Canfield

Thomas Canfield

Secretary

Miramar, Florida

March 30, 2022

Spirit Airlines	2022 Proxy Statement

SPIRIT AIRLINES, INC.

2800 Executive Way

Miramar, Florida 33025

Proxy Statement

For the Annual Meeting of Stockholders

The Board of Directors of Spirit Airlines, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE2022, on May 10, 2022, at 9:00 a.m. Eastern Time, and any adjournment or postponement of that meeting.

In this Proxy Statement, we refer to Spirit Airlines, Inc. as the “Company,” “Spirit,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Spirit’s fiscal year, we mean the twelve-month period ending December 31 of the stated year. Agreements, plans and other documents referenced to in this Proxy Statement are to be qualified in their entirety by reference to the actual full text of such agreements, plans and other documents.

Notice and Access

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about March 30, 2022, we are making the proxy materials, including this Proxy Statement and Annual Report on Form 10-K, available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 15, 2022 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found also in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. We intend to mail this Proxy Statement, together with the accompanying proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

Quorum

The only voting securities of Spirit Airlines, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 108,612,618 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

Board Voting Recommendations

Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.

Virtual Stockholder Meeting

The online format of our Annual Meeting is intended to enhance stockholder access and participation. As stated in the Notice of Annual Meeting of Stockholders, our stockholders as of Record Date will be allowed to communicate with us and ask questions before and during the meeting. This will increase our ability to engage and communicate effectively with all stockholders, regardless of size, resources or physical location, and will ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

Other Material

The Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), is available in the “Financials & Filings” section of our website at http://ir.spirit.com. You also may obtain a copy of the Company’s Annual Report on Form 10-K, without charge, by contacting the Company’s Secretary at 2800 Executive Way, Miramar, FL 33025.

Spirit Airlines	2022 Proxy Statement

Spirit Airlines	2022 Proxy Statement

The Proxy Process and Stockholder Voting

Questions and Answers About This Proxy Material and Voting

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 15, 2022 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 108,612,618 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 15, 2022, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend (via the Internet) the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on March 15, 2022, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend (via the Internet) the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote “FOR”:

•	the election of the following two Class II directors to hold office until our 2025 annual meeting of stockholders: H. McIntyre Gardner and Myrna M. Soto;

•	the ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of directors, you may either vote “FOR” each of the two nominees or you may withhold your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors, and the non-binding, advisory vote to approve the compensation of our named executive officers, and you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll-free number found on the proxy card.

•	To vote by mail, if you properly requested and received a proxy card by mail or email, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Spirit Airlines	2022 Proxy Statement	1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING (continued)

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically. If you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

With respect to Proposal No. 1, the election of directors, the two nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2, and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

Brokers who hold shares in street name for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1 and 3, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, and with regard to Proposal Nos. 2 and 3 will have the same effect as an “AGAINST” vote.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 15, 2022.

How do I vote via Internet or telephone?

You may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 9, 2022. The giving of such a telephonic or Internet proxy will not affect your right to vote should you decide to attend (via the Internet) the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the two nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or the proxy card that you receive by mail or email pursuant to your request, which include instructions for voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 2800 Executive Way, Miramar, Florida 33025.

2	Spirit Airlines	2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING (continued)

•	You may attend (via the Internet) the Annual Meeting and vote online. Simply attending (via the Internet) the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in the proxy materials for next year’s annual meeting, your proposal must be submitted in writing by November 30, 2022, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that annual meeting is more than thirty (30) days from the first anniversary of the Annual Meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in the proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 10, 2023 and February 9, 2023; provided that if the date of that annual meeting is earlier than April 23, 2023 or later than July 9, 2023 you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 108,612,618 shares outstanding and entitled to vote. Accordingly, not less than 54,306,310 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present via the Internet or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Spirit Airlines	2022 Proxy Statement	3

Proposal No. 1: Election of Directors

The Board is currently comprised of nine members. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Our directors are divided among the three classes as follows:

•	Class I directors: Robert D. Johnson, Barclay G. Jones III and Dawn M. Zier, whose terms will expire at the annual meeting of the stockholders to be held in 2024;

•	Class II directors: Carlton D. Donaway, H. McIntyre Gardner and Myrna M. Soto, whose terms will expire at the Annual Meeting; and

•	Class III directors: Edward M. Christie III, Mark B. Dunkerley, and Christine P. Richards, whose terms will expire at the annual meeting of the stockholders to be held in 2023.

Any additional directorships resulting from an increase in the number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the directors.

The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Carlton D. Donaway, a Class II director, has informed the Company that he does not intend to stand for re-election, and accordingly his term will end at the conclusion of the Annual Meeting. The Board has resolved to reduce the size of the Board from nine to eight members, effective as of the conclusion of the Annual Meeting. H. McIntyre Gardner and Myrna M. Soto have been nominated, and have consented to being named in this Proxy Statement and to serve as Class II directors upon their election at the Annual Meeting. Each director to be elected will hold office until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Directors are elected by a plurality of the votes cast at the meeting. Pursuant to the Company’s corporate governance guidelines, any director nominee who receives a greater number of votes withheld from his or her election than votes for such election must submit his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Board will then act after considering the Nominating and Corporate Governance Committee’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE ELECTION OF EACH NAMED NOMINEE.

4	Spirit Airlines	2022 Proxy Statement

PROPOSAL NO. 1: ELECTION OF DIRECTORS (continued)

The following table sets forth, for the Class II directors standing for election at the Annual Meeting and our other current directors, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company

Class I Directors whose terms expires at the 2024 Annual Meeting of Stockholders

Robert D. Johnson (1) (4)	74	Director, Chair of the Safety, Security and Operations Committee

Barclay G. Jones III (2) (3)	61	Director, Chair of the Compensation Committee

Dawn M. Zier (2) (3)	57	Director, Chair of the Nominating and Corporate Governance Committee

Class II Directors for election at the 2022 Annual Meeting of Stockholders

H. McIntyre Gardner	60	Director, Chairman of the Board

Myrna M. Soto (2) (4)	53	Director

Class III Directors whose terms expire at the 2023 Annual Meeting of Stockholders

Edward M. Christie III	51	President, Chief Executive Officer and Director

Mark B. Dunkerley (1) (4)	58	Director

Christine P. Richards (2) (3)	67	Director

(1)	Member of the Audit Committee of the Board
(2)	Member of the Compensation Committee of the Board
(3)	Member of the Nominating and Corporate Governance Committee of the Board
(4)	Member of the Safety, Security and Operations Committee of the Board

Board Composition Highlights*

Size		Diversity		Independence

9	Directors	3	Female	8	Independent

		1	Hispanic

Board Refreshment		Age Distribution

3	New Directors over the past 5 years	61	Average Age of our Directors Age Range: 51 -74

        8 years Average Tenure

* Carlton D. Donaway, a current Class II director, has informed the Company that he does not intend to stand for re-election, and accordingly his term will end at the conclusion of the Annual Meeting. The Board has resolved to reduce the size of the Board from nine to eight members, effective as of the conclusion of the Annual Meeting. Assuming no other changes in the Board, and the election of the nominated Class II candidates, following the Annual Meeting the Board will consist of eight members, seven of whom are independent, and the average age and tenure of the Board will be 60 years and 8 years, respectively.

Spirit Airlines	2022 Proxy Statement	5

PROPOSAL NO. 1: ELECTION OF DIRECTORS (continued)

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

2022 Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders

H. McIntyre Gardner has been a member of the Board since July 2010 and Chairman of the Board since August 2013. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. From February 2017 to September 2019, he served on the board of Blucora, Inc., a publicly traded technology-enabled financial solutions company. The Board has concluded that Mr. Gardner should continue to serve on the Board as Chairman, based on his financial and business expertise and extensive corporate finance experience.

Myrna M. Soto has been a member of the Board since March 2016. Since June 2021, Ms. Soto serves as Founder & CEO of Apogee Executive Advisors, a boutique advisory firm focused on technology risk, cybersecurity, technology integrations and capital investments. She is also a Senior Investment Advisor to several Private Equity firms. She formerly served as Chief Strategy and Trust Officer of Forcepoint, a subsidiary of Raytheon Technologies which provided cybersecurity technology services. From March 2019 to May 2020, she served as Chief Operating Officer of Digital Hands, a managed security services provider. Since April 2018,

Ms. Soto was a partner at ForgePoint Capital, a venture capital firm concentrating on cyber security-related companies, and since March 2019, an investment advisor at the same firm. Prior to that, from August 2015 to March 2018, Ms. Soto served as Senior Vice President, Global, and Chief Information Security Officer of Comcast Corporation (“Comcast”), a worldwide media and technology company. From September 2009 to August 2015, she served as Comcast’s Senior Vice President and Chief Infrastructure and Information Security Officer. Prior to these roles, from 2005 until 2009, Ms. Soto served as Vice President of Information Technology Governance and Chief Information Security Officer of MGM Resorts International, a global hospitality company. She has been a director of CMS Energy Corporation, a publicly traded energy company, and its principal subsidiary, Consumers Energy Corporation, since January 2015, a director of Popular, Inc., a financial services conglomerate, since July 2018 and a director of Trinet a PEO organization since May of 2021. The Board has concluded that Ms. Soto should continue to serve on the Board and on the Compensation and the Safety, Security and Operations Committees based on her experience in information technology and security matters, leadership expertise and general business experience.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Edward M. Christie, III has been a member of the Board since January 2018 and has served as our President and Chief Executive Officer since January 2019. Prior to that, Mr. Christie served as our President from October 2018 to December 2018, and as our President and Chief Financial Officer from January 2018 to October 2018. From January 2017 to December 2017, he served as our Executive Vice President and Chief Financial Officer. From April 2012 to December 2016, Mr. Christie served as our Senior Vice President and Chief Financial Officer. Prior to joining Spirit, Mr. Christie served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 1010 to July 2011. Mr. Christie served in various positions from 2002 to 2010 at Frontier Airlines, including as Chief Financial Officer from June 2008 to January 2010, as Senior Vice President, Finance from February 2008 to June 2008, as Vice President, Finance from May 2007 to February 2008, and before that in several positions, including Corporate Financial Administrator, Director of Corporate Financial Planning, and Senior Director of Corporate Financial Planning and Treasury. In April 2012, Pinnacle Airlines filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Board has concluded that Mr. Christie should continue to serve on the Board based on his business skills, leadership experience in the airline industry, financial expertise, general business knowledge and due to his position as President and CEO.

Christine P. Richards has been a member of the Board since September 2019. Ms. Richards served as Executive Vice President, General Counsel and Secretary of FedEx from 2005 until her retirement in September 2017. Prior to that, as part of a 33-year career at FedEx, she had responsibility in diverse areas including strategic transactions, fleet and supply chain, customer support and government and regulatory matters. Before joining FedEx, Ms. Richards was in private law practice. She serves on several non-profit boards including the Tennessee State Collaborative on Reforming Education. She is a Commissioner on the Tennessee Public Charter School Commission and serves on the Shelby County Tennessee Retirement Board. The Board has concluded that Ms. Richards should continue to serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on her experience in the aviation industry, her legal and governance expertise and her general business knowledge.

Mark B. Dunkerley has been a member of the Board since September 2019. From 2002 to February 2018, Mr. Dunkerley served as President and Chief Executive Officer of Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines. Prior to Hawaiian, he was Chief Operating Officer at Sabena Airlines Group and Executive Vice President at the Washington-based aviation consultancy, Roberts Roach & Associates. Prior to that, Mr. Dunkerley was President and Chief Operating Officer of Worldwide Flight Services, a leading multinational ground handling business and held various senior positions over 10 years at British Airways PLC. Since April 16, 2020, Mr. Dunkerley serves on the board of directors of Airbus SE. He also serves on the board of directors of Volotea Airlines, a low-cost carrier operating in Europe. The Board has concluded that Mr. Dunkerley should continue to serve on the Board and on the Audit and Safety, Security and Operations Committees based on his leadership expertise, knowledge of the aviation industry, experience in operational matters, and general business experience.

6	Spirit Airlines	2022 Proxy Statement

PROPOSAL NO. 1: ELECTION OF DIRECTORS (continued)

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Robert D. Johnson has been a member of the Board since July 2010. Mr. Johnson retired in 2008 as Chief Executive Officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as President and Chief Executive Officer. Prior to Honeywell Aerospace, Mr. Johnson held management positions at various aviation and aerospace companies. He served on the board of directors of Ariba, Inc., a publicly traded software company, from 2005 to 2012, and currently serves on the board of directors of Spirit Aerosystems, a publicly traded aerospace components company that is not affiliated with Spirit Airlines, Roper Industries, Inc., a publicly traded diversified industrial company, and Elbit Systems of America, LLC, a U.S.-based wholly owned subsidiary, with no registered securities, of Elbit Systems Ltd., a leading global source of innovative, technology based systems for diverse defense and commercial applications. The Board has concluded that Mr. Johnson should continue to serve on the Board and on the Audit and Safety, Security and Operations Committees because of his experience in the aviation and aerospace industries, his financial expertise and his general business knowledge.

Barclay G. Jones III has been a member of the Board since 2006. Since March 2022, Mr. Jones has been a Managing Director at the Carlyle Group Inc., a multinational private equity, alternative asset management and financial services corporation. Prior to the Carlyle Group, from March 2000 to March 2022, Mr. Jones served as the Executive Vice President of Investments for iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry. Prior to iStar, Mr. Jones was at W.P. Carey & Co., an investment management company, where he served in a variety of capacities, including Vice Chairman and Chief Acquisitions Officer. The Board has concluded that Mr. Jones should continue to serve on the Board and on the Compensation and Nominating and

Corporate Governance Committees based on his financial expertise and his general business experience.

Dawn M. Zier has been a member of the Board since June 2015. Since February 2020, Ms. Zier has been the principal of Aurora Business Consulting, LLC, and advises public and private companies on business transformation, digital/marketing acceleration, and high-performance teams. Ms. Zier was formerly the President and CEO and a director of Nutrisystem, an innovative provider of weight loss programs and digital tools, from November 2012 until its March 2019 acquisition by Tivity Health, Inc. Ms. Zier then joined Tivity Health, a leading provider of nutrition, fitness, and social engagement solutions, serving as President and Chief Operating Officer and a member of its Board of Directors, to help with the integration efforts through December 2019. Prior to that she served in a variety of executive positions at Reader’s Digest Association, a global media and data marketing company, including President of International from 2011-2012, President of Europe from 2009-2011, and President of Global Consumer Marketing from 2008-2009. In February 2013, RDA Holding Co., the holding company and parent of Reader’s Digest Association, filed a voluntary petition for reorganization relief pursuant to Chapter 11 of the U.S. Bankruptcy Code. Ms. Zier also serves on the Board of The Hain Celestial Group, Inc. where she chairs the Nominating and Corporate Governance Committee as well as on the boards of Prestige Consumer Healthcare and Purple Innovation. Over the years, she has served on boards for multiple marketing and media entities, including the Data and Marketing Association’s (DMA) board from 2008 to 2015, where she was a voting director and on the executive committee. Ms. Zier earned her MBA and Master of Engineering from the Massachusetts Institute of Technology. The Board has concluded that Ms. Zier should continue to serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on her leadership expertise, consumer marketing experience and general business knowledge.

Executive Officers

The following is biographical information for our current executive officers, other than Mr. Christie who is addressed above.

Name	Age	Position(s)

Scott M. Haralson	49	Senior Vice President and Chief Financial Officer

John Bendoraitis	58	Executive Vice President and Chief Operating Officer

Matthew H. Klein	48	Executive Vice President and Chief Commercial Officer

Thomas C. Canfield	66	Senior Vice President, General Counsel and Secretary

Melinda C. Grindle	48	Senior Vice President and Chief Human Resources Officer

Rocky B. Wiggins	63	Senior Vice President and Chief Information Officer

Brian J. McMenamy	63	Vice President and Controller

K. Blake Vanier	40	Vice President, Financial Planning and Analysis

Scott M. Haralson has served as our Senior Vice President and Chief Financial Officer since October 2018. He served as our Vice President, Financial Planning and Analysis and Corporate Real Estate from August 2017 to October 2018 and, prior to that, as our Vice President, Financial Planning and Analysis since August

2012. From January 2010 to August 2012, Mr. Haralson served as the Director of Finance for Dish Network and from January 2009 to January 2010, as the Director of Financial Planning and Analysis for Frontier Airlines. He also served as Chief Financial Officer at Guardian Gaming from March 2008 to January 2009 and at Swift

Spirit Airlines	2022 Proxy Statement	7

PROPOSAL NO. 1: ELECTION OF DIRECTORS (continued)

Aviation from July 2006 to March 2008. From August 2000 to July 2006, Mr. Haralson served in various financial management positions at America West and US Airways.

John Bendoraitis has served as our Executive Vice President and Chief Operating Officer since December 2017. From October 2013 to December 2017, he served as our Senior Vice President and Chief Operating Officer. Prior to joining Spirit, Mr. Bendoraitis served as Chief Operating Officer of Frontier Airlines from March 2012 to October 2013. Previously, from 2008 to 2012, he served as President of Comair Airlines. From 2006 to 2008, he served as President of Compass Airlines, where he was responsible for the certification and launch of the airline. Mr. Bendoraitis began his aviation career in 1984 at Northwest Airlines, where over a 22-year span he worked his way up from aircraft technician to vice president of base maintenance operations.

Matthew H. Klein has served as our Executive Vice President and Chief Commercial Officer since December 2019. From August 2016 to December 2019, he served as our Senior Vice President and Chief Commercial Officer. Prior to that, Mr. Klein served as the Chief Commercial Officer at lastminute.com from December 2013 to December 2015 and as Vice President, Global Airline Relations at Travelocity from October 2012 to November 2013. From September 2011 to September 2012 and from January 2016 to July 2016, he worked in various consulting capacities in the travel industry. Mr. Klein also served in various pricing, revenue management, forecasting and distribution planning positions at AirTran Airways from September 1999 to September 2011, and in various other roles in domestic pricing at US Airways from 1995 to 1999. Mr. Klein served on the board of the Airlines Reporting Corporation, an air travel intelligence and commerce company, from September 2010 to September 2011.

Thomas C. Canfield has served as our Senior Vice President, General Counsel and Secretary since October 2007. From September 2006 to October 2007, Mr. Canfield served as General Counsel & Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as CEO and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in 17 Latin American cities. Mr. Canfield also served as General Counsel & Secretary at AT&T Latin America Corp from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board and on the audit and nominating and corporate governance committees of Iridium Communications Inc., a satellite communications company.

Melinda C. Grindle has served as our Senior Vice President and Chief Human Resources Officer since January 2022. Ms. Grindle joined Spirit after 17 years of service with UnitedHealth Group, where she held various roles of progressive responsibility in Human Capital, with the last three years serving as the Chief Talent Officer of Optum, a health services and innovation company that is part of UnitedHealth Group.

Rocky B. Wiggins has served as our Senior Vice President and Chief Information Officer since September 2016. Prior to joining Spirit, from June 2014 to September 2016, Mr. Wiggins served as Executive Vice President and Chief Information Officer at WestJet Airlines. From September 2011 to May 2014, he served as Chief Information Officer at Sun Country Airlines and from September 2000 to July 2011 as Chief Information Officer of AirTran Airways. Prior to that, he served in various information technology leadership positions at US Airways for almost 20 years.

Brian J. McMenamy has served as our Vice President and Controller since November 2017. Mr. McMenamy served in various positions from 1984 to 2017 at American Airlines, including as Vice President of Finance from April 2014 to October 2017 and as Vice President, FP&A and Controller from April 2006 to March 2014. He also served as Senior Vice President of Finance and Chief Financial Officer of TWA Airlines, a then subsidiary of AMR Corporation (parent company of American Airlines), from March 2001 to September 2001 and as Vice President of Financial Planning and Analysis of Canadian Airlines, a then affiliate of AMR Corporation, from March 1998 to March 2000. Mr. McMenamy has previously served in private-industry Board positions with ARC Corporation and Texas Aero Engine Services from 2006 to 2013 and 2007 to 2011, respectively.

K. Blake Vanier has served as our Vice President, Financial Planning and Analysis since March 2020. Mr. Vanier served in various positions from June 2012 to March 2020 at Domino’s, including as Vice President of Global Financial Planning and Analysis from December 2018 to March 2020 and as Director of Global Financial Planning and Analysis from September 2016 to December 2018. From 2010 to 2012, he served as a Finance Manager at GTB, a global advertising agency. Prior to that, Mr. Vanier held various roles of increasing responsibility in Corporate Finance, Financial Planning and Analysis, as well as Investor Relations, at U.S Airways (now American Airlines) and JetBlue Airways.

8	Spirit Airlines	2022 Proxy Statement

Board of Directors, Committees and Corporate Governance

Independence of the Board of Directors

As required under the NYSE Listed Company Manual, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that, with the exception of Mr. Christie, all the members of the Board are independent directors, in each case within the meaning of the applicable NYSE listing standards. Mr. Christie currently serves as the Company’s CEO.

As required under the NYSE rules, our independent directors meet regularly in executive sessions at which only independent directors are present. Mr. Gardner, Chairman of the Board, presides at all of these executive sessions.

There are no family relationships among any of our directors or executive officers.

Board Responsibilities; Risk Oversight

Under our bylaws and corporate governance guidelines, the Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our CEO and other members of management based on, among other things, reports from the Compensation Committee. Following the end of each year, the Nominating and Corporate Governance Committee oversees the Board’s annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of Board composition, the structure and membership of Board committees, and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

With respect to the Board’s role in our risk oversight, our Audit Committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, while our Safety, Security and Operations Committee reviews our activities, programs and procedures on safety, security and airline operations matters and routinely assesses related risk. Moreover, the Audit and Safety, Security, and Operations Committees receive regular updates from management regarding cybersecurity matters, including the description of risks, protections and procedures. Our Nominating and Corporate Governance Committee reviews the Company’s environmental and social strategy and practices, in coordination with the Audit Committee’s oversight of related risks. Our Audit, Nominating and Corporate Governance, and Safety, Security, and Operations Committees report to the full Board with respect to the foregoing matters, among others. Lastly, our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and periodically reports to the entire Board about such risks.

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, environmental, social, political, cybersecurity, compliance and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Leadership Structure

We have historically separated the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides general guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Gardner currently serves as our Chairman of the Board and Mr. Christie currently serves as our CEO. Our bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board. In his capacity as Chairman of the Board, Mr. Gardner generally performs the functions of a lead director.

Spirit Airlines	2022 Proxy Statement	9

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE (continued)

Board Committees

The Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Safety, Security and Operations Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board also has provided for an ad hoc Finance Committee, which may be constituted from time to time by the Board. A copy of the Finance Committee charter is available on the Company’s website at http://ir.spirit.com. Below is the committee membership as of March 30, 2022:

Director	Independent (Y/N)	Audit	Compensation	Nominating and Corporate Governance	Safety, Security and Operations

Edward M. Christie III (1)	N

Carlton D. Donaway (2)	Y	Chair			X

Mark B. Dunkerley	Y	X			X

H. McIntyre Gardner (1)	Y

Robert D. Johnson	Y	X			Chair

Barclay G. Jones III	Y		Chair	X

Christine P. Richards	Y		X	X

Myrna M. Soto	Y		X		X

Dawn M. Zier	Y		X	Chair

(1) Messrs. Christie and Gardner regularly participate (ex officio) in standing committee meetings.

(2) Carlton D. Donaway has decided not to stand for re-election, and his term will end at the conclusion of the Annual Meeting.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee performs other functions as set forth in the Audit Committee charter, which satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee charter is available on the Company’s website at http://ir.spirit.com.

The current members of our Audit Committee are Messrs. Donaway, Dunkerley, and Johnson, with Mr. Donaway serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. The Board has determined that all members of the Audit Committee are financial experts as defined under the applicable rules of the SEC and thereby have the accounting and financial management expertise required under the applicable rules and regulations of the NYSE. All three members of the Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Compensation Committee

Our Compensation Committee reviews and approves, and in some instances makes recommendations with respect to, the Company’s policies, practices and plans relating to compensation and benefits of our officers and other management level employees. The Compensation Committee (i) reviews and approves performance goals and objectives relevant to compensation of our CEO and other executive officers; (ii) evaluates the performance of our CEO in light of those goals and objectives and other factors and determines and approves our CEO’s compensation based on such evaluation; (iii) with input from our CEO, evaluates the performance of other officers, and sets their compensation based on such evaluations after taking into account the recommendations of our CEO; (iv) determines the base salaries of our officers, and also administers the issuance of restricted stock units, performance share units and other equity-based awards under our compensation plan documents as well as the awarding of annual cash bonus opportunities under our short-term incentive plans; (v) reviews and discusses pay equity on an annual basis; (vi) reviews, and makes recommendations to the Board with respect to, the form and amount of compensation of non-employee directors of the Company; (vii) reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter and corporate governance principles; (viii) approves the peer group companies used to benchmark Company performance and executive officer compensation; and (ix) periodically reviews, in consultation with its independent compensation consultant, the Company’s executive compensation philosophy and target competitive positioning for reasonableness and appropriateness. The Compensation Committee monitors compliance with the Company’s stock

10	Spirit Airlines	2022 Proxy Statement

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE (continued)

ownership guidelines and also oversees risk assessment with respect to the Company’s executive compensation policies and practices. It also periodically reviews, and when appropriate makes recommendations with respect to, the severance and change in control benefits afforded to our executive officers and other members of management. The Compensation Committee performs other functions as set forth in the Compensation Committee charter. A copy of the Compensation Committee charter is available on the Company’s website at http://ir.spirit.com.

The Compensation Committee engaged Willis Towers Watson as the Compensation Committee’s independent compensation advisor for the first quarter of 2021, and engaged and appointed Korn Ferry as the Compensation Committee’s independent compensation advisor (each of such firms, for the relevant periods, the “Compensation Consultant”) for the remainder of the year. The Committee also retained independent external legal counsel during 2021. Each year, the Compensation Committee evaluates the qualifications, performance and independence of its independent compensation consultant and legal counsel. In March 2022, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of the Compensation Consultant and external legal counsel during 2021. The Compensation Committee members took into account, among other things, the factors enumerated by the SEC and the NYSE for evaluating compensation advisor and legal counsel independence and concluded that its compensation consultant and legal counsel are both independent and that no conflict of interest exists with respect to the work performed by either firm. Representatives of Compensation Consultant and external legal counsel have direct access to Compensation Committee members without management involvement. The Compensation Committee has sole authority to replace its compensation consultant and/or legal counsel from time to time and to hire additional consultants and legal counsel at any time. Representatives of Compensation Consultant participated in all meetings of the Compensation Committee meetings in 2021.

The current members of our Compensation Committee are Mr. Jones and Mses. Richards, Soto and Zier, with Mr. Jones serving as the chair of the committee. The Board has affirmatively determined that each of Mr. Jones and Mses. Richards, Soto and Zier meets the definition of “independent director” for purposes of the NYSE listing rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of the Board and committee memberships. In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board concerning our corporate governance guidelines and other corporate governance matters. The Committee is also responsible for reviewing environmental, social, and governance matters (ESG), and human capital management (HCM), including diversity review, employee engagement and succession planning with respect to our leadership team.

The Nominating and Corporate Governance Committee reviews candidates for directors in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. It also takes into consideration applicable laws and regulations (including the NYSE listing standards), diversity, skills, experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and business environment, willingness and availability to devote adequate time and effort to Board responsibilities and other relevant factors. The Nominating and Corporate Governance Committee may also engage, if it deems appropriate, a professional search firm to identify candidates that possess the desired characteristics and skills. During each search, the Nominating and Corporate Governance Committee (i) assesses the Board’s needs and functions; (ii) develops search specifications which are reported to, and concurred by, the full Board; (iii) convenes a search sub-committee (which generally includes all members of the Nominating and Corporate Governance Committee, the Chairman of the Board and the CEO) to conduct recruitment efforts and interviews with the director candidates; (iv) performs appropriate and necessary screenings and inquiries into the backgrounds and qualifications of possible director candidates; and lastly (v) may recommend a nominee(s) to the Board, which subsequently votes to elect the nominee(s).

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with, and pursuant to, the advance notice procedures for nominations of directors as set forth in the Company’s amended and restated bylaws. The Board believes that the procedures set forth in the Company’s amended and restated bylaws are currently sufficient and that the establishment of a formal policy is not necessary.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering, along with any updates or supplements required by the Company’s amended and restated bylaws, a written recommendation, c/o the Company’s Secretary, to the following address: Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not earlier than the 120th day prior to and not later than the 90th day prior to the first anniversary of the Company’s annual meeting of stockholders for the preceding year; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such recommendation shall be delivered not earlier than the 120th day prior to the Company’s annual meeting and not later than the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Submissions must include the required information and follow the specified procedures set forth in the Company’s amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.

Spirit Airlines	2022 Proxy Statement	11

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE (continued)

The Nominating and Corporate Governance Committee is currently comprised of Mr. Jones and Mses. Richards and Zier, with Ms. Zier serving as the chair of the committee. The Board has affirmatively determined that each of Mr. Jones and Mses. Richards and Zier meets the definition of “independent director” for purposes of the NYSE listing rules. A copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at http://ir.spirit.com.

Safety, Security and Operations Committee

Our Safety, Security and Operations Committee oversees the Company’s activities, programs and procedures with respect to safety, security and airline operations. Among other matters, the

Safety, Security and Operations Committee reviews the Company’s safety programs, policies and procedures; reviews the Company’s policies, procedures and investments, and monitors the Company activities, with respect to physical and information security; and reviews other aspects of airline operations such as reliability, organization and staffing. The current members of our Safety, Security and Operations Committee are Messrs. Donaway, Dunkerley, and Johnson and Ms. Soto, with Mr. Johnson serving as the chair of the committee. Non-committee members of the Board regularly attend meetings of the Safety, Security and Operations Committee. The Safety, Security and Operations Committee operates under a written charter, a copy of which is available on the Company’s website at http://ir.spirit.com.

12	Spirit Airlines	2022 Proxy Statement

Other Corporate Governance Matters

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board has regularly scheduled meetings and an annual meeting of stockholders each year, in addition to special meetings scheduled as appropriate. The Board met seven times during 2021, a particularly challenging year due to the COVID-19 pandemic. Each of the five regularly scheduled Board meetings held during 2021 included an executive session, consisting of only independent directors. Mr. Gardner, Chairman of the Board, presided at all of these executive sessions. The Audit Committee of the Board met six times, the Compensation Committee of the Board met eight times, the Nominating and Corporate Governance Committee met four times, and the Safety, Security and Operations Committee of the Board met four times during 2021. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, during 2021. Committee meetings are open to all members of the Board. Meetings of the Safety, Security and Operations Committee are regularly attended by all directors. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our then-serving directors attended our annual meeting of stockholders in 2021.

Stockholder and Other Interested Parties Communications with the Board of Directors

Should stockholders or other interested parties wish to communicate with the Board or any specified independent directors, such correspondence should be sent to the attention of the Secretary, at 2800 Executive Way, Miramar, Florida 33025. The Secretary will forward the communication to the Board or to the individual director(s), as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Executive Pay-for-Performance

We seek to ensure a pay-for-performance culture with well-balanced and transparent compensation policies and practices that are designed to drive shareholder returns as well as attract, motivate and retain superior executives, as more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Perquisites

Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and non-employee directors, and their respective immediate families, are entitled to certain travel privileges on our flights, which may be on a positive space basis. In addition, retired non-employee directors who meet certain criteria are eligible for lifetime post-retirement positive-space air travel on our airline, as more fully described in the “Non-Employee Director Compensation” section of this Proxy Statement.

Stock Ownership Guidelines for Non-employee Directors and Executives

We maintain stock ownership guidelines applicable to non-employee directors and executives, as more fully described in the “Non-Employee Director Compensation” and “Compensation Discussion and Analysis” sections of this Proxy Statement. Non-employee directors and executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. All of our non-employee directors and executive officers who have served at least five years are currently in compliance with the guidelines.

Anti-Hedging/Pledging Policy

We do not allow our directors and executive officers to enter into put and call options and other hedging transactions in the Company’s stock, nor to pledge the Company’s stock as collateral to secure loans. We believe that these prohibitions further align directors’ interests with those of our stockholders.

Clawback Policy

In January 2014, the Company adopted a clawback policy (the “Prior Clawback Policy”) providing for the termination and forfeiture of outstanding incentive compensation awards to officers and for the recoupment of gains actually or constructively received by officers pursuant to incentive compensation awards, in each case where the Company is required to prepare a restated financial statement and where a lower incentive payment or award would have been made to or received by the officer had they been based on the restated financial results. In March 2019, with input from the Compensation Committee’s independent compensation consultant and independent legal counsel, the Compensation Committee approved, and the Board ratified, a new clawback policy (the “New Clawback Policy”), primarily expanding the scenarios under which forfeiture and recoupment of incentive compensation would be allowed and also expanding coverage to all executives. The New Clawback Policy applies to all incentive compensation approved, granted or awarded on or after March 19, 2019. The Prior Clawback Policy remains in effect with respect to all incentive compensation approved, granted or awarded prior to March 19, 2019. Under the New Clawback Policy, the Company is required to seek reimbursement of incentive compensation (cash

Spirit Airlines	2022 Proxy Statement	13

OTHER CORPORATE GOVERNANCE MATTERS (continued)

and equity-based) paid, and to terminate and cancel incentive compensation yet to be paid, to officers and other executives on the basis of reported financial results that were later the subject of a financial statement restatement, in each case to the extent that the incentive compensation actually received or earned exceeded the amount that would have been received or earned based on the restated financial results, as determined by the Compensation Committee. The New Clawback Policy also gives the Compensation Committee discretionary recoupment rights in scenarios not involving a financial restatement, including fraud, negligence or misconduct that cause reputational or financial harm to the Company and the payment of incentive compensation based on financial or operating performance results that were incorrectly calculated or reported.

In addition, the award agreements applicable to awards under the Company’s long-term incentive plans and awards of annual cash bonus opportunities under the Company’s short-term incentive plans contain clawback provisions providing for the termination and forfeiture of outstanding incentive compensation awards and for the recoupment of gains actually or constructively received pursuant to incentive compensation awards, in situations where the executive engages in any activity in competition with the Company or which is inimical, contrary, or harmful to the interests of the Company, in the determination of the Compensation Committee.

Taken together, all of the Company’s clawback rights and remedies are believed to be consistent with best corporate governance practices.

Retirement and Pension Practices

We do not provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our executive officers.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The guidelines address areas such as Board and committee size and composition, director qualification standards and interaction with institutional investors. A copy of our corporate governance guidelines is available to security holders on the Company’s website at http://ir.spirit.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all members of the Board, officers and employees, including our CEO, Chief Financial Officer and principal accounting officer. The Code of Business Conduct and Ethics addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing, to promote honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose on our website

(1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our directors, officers or other principal financial officers, (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified directors, officers or other principal financial officers, and (3) the name of each person who is granted such a waiver and the date of the waiver. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://ir.spirit.com.

Related Party Transactions

The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company’s directors and executive officers complete an annual questionnaire that requires them to identify and describe, among other items, any transactions that they or their respective related parties may have with the Company.

Limitation of Liability and Indemnification Related Party Transactions

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may indemnify our directors and executive officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. For more information, see “Certain

14	Spirit Airlines	2022 Proxy Statement

OTHER CORPORATE GOVERNANCE MATTERS (continued)

Relationships and Related Transactions – Other Transactions” elsewhere in this Proxy Statement. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that is expected to result in claims for indemnification.

Limited Duration Stockholder Rights Agreement

On March 30, 2020, the Company announced that our Board had approved the adoption of a stockholder rights agreement (the “Rights Agreement”). The key features of the Rights Agreement are described in the Company’s Current Reports on Forms 8-K, filed with the SEC on March 30, 2020 and March 10, 2021. The Rights Agreement expired on March 29, 2021.

Spirit Airlines	2022 Proxy Statement	15

Environmental, Social and Governance (ESG) Matters

Commitment

As part of our overall Corporate Social Responsibility (CSR) efforts, we are committed to integrate ESG practices into our business, increasing the sustainability and resiliency of our business model and Company. We are environmentally conscious and seek to operate our business in a sustainable manner that will benefit our guests, employees, investors, and the communities we serve, and that will support our successful growth over the long term. We seek to build human rights awareness, and continuously strive to attract a diverse pipeline of talent for our Company. We adhere to strong corporate governance principles, while incorporating best practices to guide our corporate behavior and actions.

In early 2021 we engaged a leading sustainability consulting firm to assist us and provide expert advice on how to enhance our communication strategy with regard to ESG matters. We published the Company’s first comprehensive sustainability report on October 15, 2021. We recognize the importance of operating a long-term sustainable business and we believe our sustainability report provides more transparency on our objectives, practices, and accomplishments.

Board Oversight

Recognizing its fundamental importance, the Board and its committees provide guidance and oversight to management with respect to ESG matters. The Nominating and Corporate Governance Committee is responsible for the review of the Company’s ESG strategy and practices, and periodically reports on these matters to the Board. The Audit Committee is responsible for the oversight of any related risks having a possible effect on the integrity of financial reporting which are also reported to the Board, as necessary. Moreover, any pertinent feedback that management receives from shareholders as part of the Company’s shareholder engagement practices (described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement), is reported to the Board for its consideration.

Priorities and Goals

In addition to the information provided herein, for more information regarding our current ESG initiatives and practices, please refer to our Sustainability Report which you can find at http://ir.spirit.com.

Environmental

We care about the impact of our airline’s operations on the environment, and we seek to pursue commercially viable options to improve the long-term sustainability of our business. We believe it is our responsibility and in our best interest to manage our environmental impact. In early 2020, the Company adopted an Environmental Policy to set out clear objectives and goals, and to cultivate environmental awareness among its team members and business partners. A copy of the policy can be found at http://ir.spirit.com.

We are proud of our approach to environmental responsibility, focused on operational and business efficiency. Our efficiency approach allows us to mitigate impacts while we pursue commercially viable options to improve the long-term sustainability of our business. With one of the youngest fleets of any U.S. airline, including newest-generation aircraft that provide substantially higher fuel efficiency and reduced carbon emissions, our unique model minimizes environmental impact. We were the first North American carrier to operate the “new engine option” (“neo”) version of the Airbus A320 aircraft, powered by the most fuel-efficient engine ever made for this aircraft class. This revolutionary technology advance reduces the acoustic footprint by up to 50% and consumes 15-20% less fuel, reducing greenhouse gas emissions. In December 2019, we entered into a new fleet purchase agreement with Airbus, providing for the delivery of 100 A320neo family aircraft. Over the long term, our NEO aircraft will allow Spirit to continue leading the industry in reduced carbon emissions. By year-end 2021,

Spirit operated 48 A320neo aircraft, and all new aircraft purchased beyond 2021 will be A320neo family aircraft.

Our high-density seat configuration results in a smaller carbon footprint per passenger and increased fuel efficiency. Our new fuel policy, adopted in 2019, aims to reduce any excess planned fuel to save weight and fuel burn on our flights, as well as optimizing landing approaches for reduced fuel consumption and aircraft noise. All of our aircraft are equipped with new-generation “thin and light” ergonomic seats which reduce weight on board, and our baggage policies incentivize our Guests to bring fewer and lighter bags when they fly with us (for example, charging for carry-on bags and having an overweight limit of 40 pounds, compared to 50 pounds on most airlines). We seek to improve upon the foregoing measures and policies over time, and we take great pride in our worldwide industry-leading position as a carrier with one of the lowest carbon footprints per passenger.

Social

We work to strengthen and support the communities we serve. We encourage and engage our employees to help assist people and communities in need, promote equality and basic rights, and support efforts to attract a more diverse pipeline of talent to join the aviation/aerospace industry. In late 2020, the Company adopted a Human Rights Policy Statement to express our commitment to promote human rights among our guests, team members and business partners. A copy of the policy can be found at http://ir.spirit.com.

16	Spirit Airlines	2022 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) MATTERS (continued)

We are an official airline partner of the Department of Homeland Security and DOT Blue Campaign, which provides transportation companies with resources and awareness training materials to identify and prevent human trafficking. We also have an ongoing partnership with the International Aviation Women’s Association, or IAWA, an international organization for women who hold positions of impact in the aviation and aerospace industries.

As a responsible corporate citizen, we view diversity, equity, and inclusion as an integral part of our culture and have a diverse workforce. We view our team members as key human capital to deliver long-term value to our shareholders, and consistently support their professional development.

Since its inception in 2017, The Spirit Airlines Charitable Foundation’s main goal has been to provide assistance to individuals and groups facing financial and other hardships and to fund social projects, with a focus on children and families, service members, and the environment. To date, the Foundation has supported, via volunteerism or monetary and in-kind donations, to over 6,000 charities and foundations, while raising over $3,500,000.

Governance

We are committed to excellence in corporate governance and we seek to incorporate best practices to guide our corporate behavior. We believe that strong corporate governance principles benefit our stockholders, as well as our guests, employees and the communities we serve. Many of the components of our governance profile are described in this Proxy Statement. A copy of our corporate governance guidelines and certain other policies related to corporate governance are available on the Company’s website at http://ir.spirit.com.

We consider employee engagement and development a critical aspect of our overall human resources strategy. Our leadership is committed to recruiting, retaining and engaging a workforce that inspires people to succeed. By building a workplace that celebrates diversity and inclusion, we are able to generate an environment of mutual respect and acceptance. Among other initiatives, we have implemented a leadership training program for women leaders in the Company. The Nominating and Corporate Governance Committee is responsible for the oversight of the Company’s human capital management, and provides related guidance and advice. The Company’s main approach to human capital management is to promote effective recruitment, management, and development practices for our workforce.

The Nominating and Corporate Governance Committee is also responsible for reviewing with the Board, on an annual basis, the appropriate skills, experience and background required for the Board as a whole and its individual members. Diversity of personal and professional backgrounds is an important factor taken into account by the Nominating and Corporate Governance Committee. We currently have three female directors, one of whom is of Hispanic descent.

Diversity, Equity, Inclusion, and Belonging

Diversity, equity, inclusion, and belonging (DEI&B) falls under the social pillar of ESG. We believe that a diverse workforce brings expanded creativity and perspective, leading to enhanced engagement and problem-solving capabilities, which in turn ultimately enhance our performance. We seek diverse talent internally and externally in an effort to achieve broader diverse representation throughout our Company. Our leadership team works alongside our human resources department to cultivate and measure programs and practices to encourage a diverse talent pipeline and to provide career development opportunities for our Team Members. We believe that hiring and retaining top talent is fully consistent with building a leadership that is reflective of our Team Members and Guests. By building a workplace that celebrates and promotes DEI&B, we create an environment where we can continue to drive change. Spirit was recognized by Forbes as one of America’s best companies for diversity, equity, and inclusion. Forbes’ fourth annual list of America’s Best Employers for Diversity ranks the 500 employers that boast the most diverse boards and executive ranks, as well as the most proactive diversity and inclusion initiatives.

In 2020, we launched DEI&B Council Groups as safe spaces where Team Members can be heard, seen, and feel a sense of belonging. Council Groups are led by Team Members, and each is supported by Executive Champions. Current Council Groups include:

-	Women Council Group & Allies
-	Black Council Group & Allies
-	LatinX Council Group & Allies
-	Asian Council Group & Allies
-	LGBTQIA+ Council Group & Allies

Some of our efforts include:

-	opportunities to revise policies and talent processes to reduce bias and cultivate inclusivity
-	commitment to continue development opportunities
-

The Spirit Airlines Charitable Foundation offers scholarships to individuals from underrepresented socio-economic backgrounds, including women and minorities with financial needs who are pursuing their dreams of a career in aviation. Our annual and endowed scholarships are provided through several aviation organizations, universities, and colleges throughout the U.S.

Spirit Airlines	2022 Proxy Statement	17

Proposal No. 2: Ratification of Selection of Independent
Registered Public Accounting Firm

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1995. Representatives of Ernst & Young LLP are expected to attend our Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2021 and 2020. All fees described below were approved by the Audit Committee.

	Year Ended December 31,

	2021	2020

	(in thousands)

Audit Fees	$1,324	$1,676

Audit-Related Fees	—	—

Tax Fees	140	157

All Other Fees	2	2

Total Fees	$1,466	$1,835

Audit Fees

Audit fees represent fees billed for professional services rendered for the audit of our annual financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with certain other regulatory filings including our 2021 and 2020 filings of reports on Form 8-K, consents, and comfort letters.

Audit-Related Fees

There were no audit-related fees of Ernst & Young LLP during 2021 and 2020.

Tax Fees

Tax fees represent fees billed for professional services rendered for the review and advice on U.S. and foreign tax matters.

All Other Fees

All other fees represent an annual license fee for access to Ernst & Young LLP’s web-based accounting research tool during 2021 and 2020.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Company’s website at http://ir.spirit.com.

The Audit Committee approved all audit and other services provided by Ernst & Young LLP for 2021 and 2020 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

The Audit Committee periodically considers whether the non-audit services rendered by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

18	Spirit Airlines	2022 Proxy Statement

Proposal No. 3: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is soliciting stockholders for a non-binding, advisory vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). In 2018, our stockholders voted on a proposal relating to the frequency of the “say-on-pay” vote. At that time, we recommended, and our stockholders approved on an advisory, non-binding basis, an annual say-on-pay vote. We agree with our stockholders and have included this advisory (non-binding) vote on the compensation of our named executive officers for fiscal year 2021.

Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

At our 2021 annual meeting of stockholders, approximately 98% of the shares voted were cast in favor of our management “say on pay” resolution. The Compensation Committee believes those voting results affirm our stockholders’ support of our approach to executive compensation. The Company recommends that stockholders again approve and support the decisions pertaining to the compensation of our named executive officers and the Company’s executive compensation programs.

As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer’s compensation “at-risk” by linking it to the Company’s performance. We believe that our compensation program, with its balance of short-term incentives (including annual performance-based cash bonuses) and long-term incentives (including performance-based equity and cash awards), encourages and rewards sustained performance that is aligned with long-term stockholder interests. Our compensation programs are also designed to enable the Company to attract and retain superior executives in a highly competitive and challenging marketplace. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative disclosure.

Among other programs applicable to executive officers, the Company (i) does not pay tax gross-ups to its executives with respect to retirement, severance or change-in-control payments; (ii) maintains stock ownership guidelines applicable to all officers (and directors); (iii) maintains a robust clawback policy applicable to all executives; and (iv) has an anti-hedging and anti-pledging policy applicable to executives (and directors).

This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2023 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

Spirit Airlines	2022 Proxy Statement	19

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date (March 15, 2022), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that persons have beneficial ownership of a security if they possess sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that vest within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding these options, warrants and restricted stock units and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Beneficial ownership is based on there having been 108,612,618 shares of our voting common stock outstanding as of the Record Date. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock (1)	Securities Exercisable or Vesting Within 60 Days	Number of Shares Beneficially Owned (1)	Percent

5% Stockholders:

The Vanguard Group (2)	9,787,189	—	9,787,189	9.0%

BlackRock, Inc. (3)	8,168,581	—	8,168,581	7.5%

Named Executive Officers and Directors:

Edward M. Christie III	158,855	—	158,855	*

Scott M. Haralson	30,007	—	30,007	*

John Bendoraitis	37,758	—	37,758	*

Matthew H. Klein	28,071	—	28,071	*

Thomas C. Canfield	54,701	—	54,701	*

Carlton D. Donaway	10,490	—	10,490	*

Mark B. Dunkerley	9,083	—	9,083	*

H. McIntyre Gardner	30,645	—	30,645	*

Robert D. Johnson	13,600	—	13,600	*

Barclay G. Jones III	21,882	—	21,882	*

Christine P. Richards	19,083	—	19,083	*

Myrna M. Soto	5,837	—	5,837	*

Dawn M. Zier	16,667	—	16,667	*

All 17 current directors and executive officers as a group	475,859	6,927	482,786	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	Amounts shown do not include any unvested units nor any deferred vestings. For more information, please refer to the “Non-Employee Director Compensation” section below.
(2)	Has a principal business address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Has a principal business address at 55 East 52nd Street, New York, New York 10055.

20	Spirit Airlines	2022 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Wiggins filed a late Form 4 on March 5, 2021, to report a sale transaction effected on March 1, 2021.

Spirit Airlines	2022 Proxy Statement	21

Non-Employee Director Compensation

2021 Non-Employee Director Compensation

We compensate our non-employee directors for their service on the Board, but do not pay director compensation to any director who is also an employee. In October 2019, after two years without any compensation increase under or modification to our non-employee director compensation plan, the Compensation Committee requested an updated analysis of the terms and conditions of our non-employee director compensation policy from Willis Towers Watson, the Compensation Committee’s independent compensation advisor. Willis Towers Watson undertook a comprehensive review of board compensation trends, including the form and amount of cash compensation and equity grants, chairperson retainers and stock ownership guidelines. Considering that the Company would be competing for director talent and experience from a variety of businesses, Willis Towers Watson benchmarked the Board’s compensation against both an airline peer group as well as a general industry group of similar-size companies (based on revenues). This benchmarking analysis indicated that the Board’s compensation was below market-competitive levels, and therefore, Willis Towers Watson recommended revisions to the non-employee director compensation program to set compensation thereunder at approximately the market median level. After careful review of Willis Towers Watson’s analysis and recommendation, the Compensation Committee approved, and the Board ratified, the following changes to the non-employee director compensation program, effective January 1, 2020 (the “2020 Non-Employee Director Compensation Policy”): (i) an increase to the general annual cash retainer to $70,000 (ii) an increase to the annual equity compensation value to $120,000 and (iii) the elimination of any per-meeting fees, regardless of the number of meetings held annually by the Board or any committee. The 2020 Non-Employee Director Compensation Policy, which remains in effect, is set forth below:

2021 Non-Employee Director Compensation Policy

General annual cash retainer (1)	$70,000

Supplemental annual retainer: (1)

Chairman of the Board	$100,000	(2)

Chair of the Audit Committee (in cash)	$17,500

Chair of the Compensation Committee (in cash)	$15,000

Chair of other standing committees (in cash)	$6,000

Audit Committee members (in cash) (3)	$10,000

Compensation Committee members (in cash) (3)	$7,500

Other standing committee members (in cash) (3)	$5,000

Annual equity-based grant (4)	$120,000

Initial equity-based grant for new directors (5)	$20,000

(1)	Paid in quarterly installments.
(2)	50% in cash and 50% in restricted stock units vesting 100% in one year from grant date.
(3)	Including committee chairs.
(4)

Grant of restricted stock units, vesting 100% one year from grant date. Any new non-employee director appointed after annual equity based grants have been made to incumbent directors in any year, is entitled to receive an annual equity grant of restricted stock units, prorated to reflect his or her start date, vesting 100% one year from the grant date of the annual equity based grants made to incumbent directors.

(5)	Grant of restricted stock units, vesting 100% one year from grant date.

No meeting fees have been paid under the 2020 Non-Employee Director Compensation Policy. Moreover, under the 2020 Non-Employee Director Compensation Policy, the cash compensation paid and the equity awards granted to any non-employee director during any calendar year may not exceed $400,000 (or $500,000 in the case of the Chairman of the Board) in total value (including the value of any such equity awards based on the grant date fair value). Under limited and extraordinary circumstances, the Compensation Committee can make exceptions to the foregoing annual limit, provided that the non-employee director receiving the additional compensation may not participate in the decision to award such compensation. The Compensation Committee’s discretion to waive the annual limit has not been exercised to date. The annual limit will not apply to the calendar year 2023 or any subsequent calendar year unless the Board approves an extension of the limit to a specified date occurring after December 31, 2022. Our non-employee directors are reimbursed for travel and other expenses incurred for attending meetings. Furthermore, consistent with prevailing practice in the airline industry, our incumbent non-employee directors and their immediate family members are afforded free positive-space personal air travel benefits on our airline, in our case up to a maximum value of $5,000 per year. In addition, our retired non-employee directors who had served on the Board for a period of at least five years ended on or after June 1, 2015, are eligible for lifetime post-retirement positive-space air travel on our airline for the former non-employee director and, until the death of the former non-employee director, for his or her spouse or designated

22	Spirit Airlines	2022 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION (continued)

travel companion and dependent children, up to a maximum value of $5,000 per year. Our non-employee directors are not eligible for retirement benefits nor do they receive perquisites such as life or medical insurance provided by the Company.

We maintain a deferral program under which each non-employee director may, at his or her election and prior to the grant date, defer settlement of 100% of his or her vested restricted stock units until the earliest of (a) 360, 720 or 1,080 days following the vesting of the restricted stock units (with the non-employee director affirmatively selecting the number of days); (b) a change of control; and (c) a termination of service.

Under the Company’s stock ownership guidelines, non-employee directors are required to meet a share ownership level with a minimum value equal to 5.0 times the base annual cash retainer payable to non-employee directors (one-third of which must be owned outright in the form of shares of our common stock). Non-employee directors are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our non-employee directors who have served at least five years are currently in compliance with the guidelines.

The 2020 Non-Employee Director Compensation Policy is designed to ensure alignment with long-term stockholder interests. The policy is also designed to (i) ensure that the Company can attract and retain outstanding director candidates, (ii) recognize the substantial time commitment necessary to oversee the affairs of the Company and (iii) support the independence of thought and action expected of directors.

In 2021, general and supplemental annual cash retainers were paid to our non-employee directors per the terms of our program (as set forth above). Moreover, on January 13, 2021, each of our non-employee directors received a grant of 4,769 restricted stock units with 100% of such grants vesting on January 13, 2022. Also, on January 13, 2021, Mr. Gardner received an additional grant of 1,987 restricted stock units with 100% vesting on January 13, 2022, representing 50% in value of his annual retainer as Chairman of the Board. Prior to the 2021 restricted stock unit grants, Mr. Donaway and Ms. Soto, elected to defer settlement of their restricted stock units to the earliest to occur of 1,080 days following the vesting of such units, a change of control or a termination of service as a director.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Carlton D. Donaway	102,500	119,988	222,488

Mark B. Dunkerley	85,000	119,988	204,988

H. McIntyre Gardner	120,000	169,981	289,981

Robert D. Johnson	91,000	119,988	210,988

Barclay G. Jones, III	97,500	119,988	217,488

Christine P. Richards	82,500	119,988	202,488

Myrna M. Soto	82,500	119,988	202,488

Dawn M. Zier	88,500	119,988	208,488
(1)

Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted during 2021 computed in accordance with FASB ASC Topic 718. The table below shows the aggregate numbers of unvested restricted stock unit awards outstanding for each non-employee director as of December 31, 2021. None of the non-employee directors held any stock option awards as of December 31, 2021.

Name	Restricted stock units

Carlton D. Donaway	4,769

Mark B. Dunkerley	4,769

H. McIntyre Gardner	6,756

Robert D. Johnson	4,769

Barclay G. Jones, III	4,769

Christine P. Richards	4,769

Myrna M. Soto	4,769

Dawn M. Zier	4,769

Spirit Airlines	2022 Proxy Statement	23

NON-EMPLOYEE DIRECTOR COMPENSATION (continued)

2022 Non-Employee Director Compensation

It has been the practice of the Compensation Committee to review the competitiveness of our compensation program for non-employee directors every two years rather than annually. As such, the Compensation Committee did not make any changes to the 2020 Non-Employee Director Compensation Policy described above. Accordingly, on January 13, 2022, each of our non-employee directors received a grant of 5,046 restricted stock units with 100% of such grants vesting on January 13, 2023. Also on

January 13, 2022, Mr. Gardner received an additional grant of 1,987 restricted stock units with 100% vesting on January 13, 2023, representing 50% in value of his annual retainer as Chairman of the Board. Mr. Jones and Ms. Soto elected to defer settlement of their 2022 grant of restricted stock units to the earliest to occur of 1,080 days following the vesting of such units, a change of control or a termination of service as a director. For 2022, general and supplemental annual cash retainers are expected to be paid to our non-employee directors per the terms of our program, as set forth above.

24	Spirit Airlines	2022 Proxy Statement

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers, or NEOs, should be read together with the compensation tables and related disclosures in the “Executive Compensation” section of this Proxy Statement. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Our Compensation Committee is appointed by the Board and is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

The Compensation Committee engaged Willis Towers Watson as the Compensation Committee’s independent compensation advisor for the first quarter of 2021, and engaged and appointed Korn Ferry as the Compensation Committee’s independent compensation advisor (each of such firms, for the relevant periods, the “Compensation Consultant”) for the remainder of the year. The Committee also retained external legal counsel during 2021. Each year, the Compensation Committee evaluates the qualifications, performance and independence of its compensation consultant and reviews the performance of its legal counsel. During 2021, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of the Compensation Consultant and external legal counsel. The Compensation Committee members took into account, among other things, the factors enumerated by the SEC and the NYSE for evaluating compensation advisor independence and concluded that the Compensation Consultant is independent and that no conflict of interest currently exists with respect to the work performed by the firm. Representatives of the Compensation Consultant and external legal counsel have direct access to Compensation Committee members (and vice versa) without management involvement. The Compensation Committee has sole authority to replace its compensation consultant and/or legal counsel from time to time and to hire additional consultants and legal counsel at any time. Representatives of Willis Towers Watson or Korn Ferry participated in all meetings of the Compensation Committee in 2021.

With respect to executive compensation approved for the year 2021, the Compensation Committee based its decisions in part on comparative compensation market data provided by the Compensation Consultant. The Compensation Committee also considered input provided by Mr. Christie, who served as our CEO during 2021, with respect to compensation of our other NEOs. However, Mr. Christie does not provide input for the Compensation Committee’s determination of his own compensation. Decisions of our Compensation Committee pertaining to the compensation of our NEOs and the Company’s executive compensation programs are regularly reported to, and in some instances presented for approval by, the full Board. We continue to be committed to shareholder engagement, communication and transparency, and in designing our compensation policies, we endeavor to ensure that management’s interests are aligned with those of our stockholders and that such policies support long-term value creation. Our long-standing compensation philosophy to pay our executive officers for performance, measured against Company goals, remained an integral part of our overall compensation program in 2021.

Our NEOs for 2021 were as follows:

•	Edward M. Christie III, President and Chief Executive Officer

•	Scott M. Haralson, Senior Vice President and Chief Financial Officer

•	John Bendoraitis, Executive Vice President and Chief Operating Officer

•	Matthew H. Klein, Executive Vice President and Chief Commercial Officer

•	Thomas C. Canfield, Senior Vice President, General Counsel and Secretary

Spirit Airlines	2022 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2021 Company Performance Highlights

As a result of the COVID-19 pandemic, we experienced sharp declines in passenger demand and bookings beginning in March 2020 that lasted throughout 2020, and 2021. Since its initial onset in early 2020, the impact of the COVID-19 pandemic, including any of its variants, has evolved and remains fluid. While air travel demand improved during 2021, as compared to the majority of 2020, we still experienced significantly weakened passenger demand and bookings as compared to pre-pandemic levels. Below are some highlights of our 2021 performance:

Key Financial and Operational Metrics

•

Generated a net loss of $472.6 million, compared to a net loss of $428.7 million in 2020. On an adjusted like-for-like basis, the net loss was $440.6 million, compared to a net loss of $719.6 million in 2020.

•	Generated operating revenues of $3.2 billion, a 79% increase compared to 2020

•	Ended the year with $1.7 billion of liquidity comprised of unrestricted cash and cash equivalents, short-term investment securities and funds available under our revolving credit facility due in 2024

•	Grew passenger traffic by 66.3%, as air travel demand partially rebounded

•	Maintained adjusted cost per available seat mile ex-fuel among the lowest of any airline in the United States at 6.74 cents

•	Increased capacity by 47.0%

Measures Taken to Preserve Cash and Enhance Liquidity

•

On April 30, 2021, the Company improved its liquidity and financial position through the public offering of $500.0 million in 1.00% convertible notes due 2026, the issuance of 10,594,073 shares of the Company’s voting common stock for which it received net proceeds of $370.8 million, the extinguishment of $146.8 million in principal amount of the Company’s 4.75% convertible notes due 2025 and the extinguishment of $340.0 million in principal amount of the Company’s 8.00% senior secured notes due 2025

•

Additionally, the Company repaid all outstanding indebtedness under its Senior Secured Revolving Credit Facility (the “Revolver”) due March 2024. As of December 31, 2021, the Company had no outstanding indebtedness under the Revolver, which has a total of $240 million in available capacity

Fleet

•	Grew the fleet from 157 to 173 aircraft between year-end 2020 and year-end 2021.

•	As of year-end 2021, the aircraft fleet had an average age of 6.8 years, making it one of the youngest and most fuel-efficient fleets of any major U.S. airline

Network Expansion, Guest Experience & Loyalty

•

Launched service to eight new destinations: Louisville, Kentucky; St. Louis, Missouri; Milwaukee, Wisconsin; Pensacola, Florida; Puerto Vallarta, Mexico; Manchester, New Hampshire; Miami, Florida; Tegucigalpa, Honduras

•	Launched a new Free Spirit® loyalty program in 2021—which offers enhanced ability to earn rewards and status—alongside the new Spirit Saver$ Club

Recognitions & Accomplishments

•	One of only three U.S. airlines on FORTUNE’s 2021 list of World’s Most Admired Companies

•

Awarded Platinum status by the Airline Passenger Experience Association (APEX) Health Safety initiative powered by SimpliFlying for the airline’s efforts in ensuring the highest standards of cleanliness and sanitization

•

Received two prestigious awards for its touchless Self-Bag Drop and Biometric technology: The Company was a Gold Stevie winner from the Transportation category of the American Business Awards program, and was named Best Airport Innovation in the APEX/IFSA Awards

•

For the fourth year in a row, achieved the FAA’s highest award for Technical Training, the Diamond Award of Excellence. This award is achieved only if 100% of technicians receive the FAA’s Aircraft Maintenance Technician (“AMT”) Certificate of Training

•

Recognized by Forbes as one of America’s best companies for diversity, equity, and inclusion. Forbes’ fourth annual list of America’s Best Employers for Diversity ranks the 500 employers that boast the most diverse boards and executive ranks, as well as the most proactive diversity and inclusion initiatives

Covid-19 Related Compensation Restrictions

In April 2020, we entered into a Payroll Support Program (“PSP”) with the United States Department of the Treasury (“Treasury”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In connection with our participation in the PSP, we are subject to restrictions on the amount of total compensation that we can provide to all of our NEOs. In January 2021 and April 2021, we entered into Payroll Support Programs (“PSP2”) and (PSP3”) respectively, which effectively extended the same compensation restrictions until April 1, 2023. The restrictions include limiting annual compensation and benefits and limiting the amount of severance compensation payable upon certain terminations. We intend to comply with all CARES Act compensation restrictions.

26	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Pay-For-Performance Alignment

As noted below, we have designed the compensation program for our executive officers to be responsive to the performance of our Company by making a high percentage of our NEOs’ annual compensation “at risk” and tied to various performance metrics. In the case of awards approved in 2021, such metrics included (i) Company financial and operating metrics and strategic goals used to determine payouts under our annual short-term cash incentive plan; (ii) Company stock price performance and operating margin performance, which are used to determine the settlement amount of our Market Stock Unit (“MSU”) and relative adjusted operating margin performance share unit (“Op-Margin PSU”) awards; and (iii) Company financial performance used to determine the settlement amount of our cash-based Performance Long-Term Incentive awards. Consistent with the foregoing pay-for-performance philosophy, the variability of the following performance-driven payouts also demonstrates the alignment of our executives’ interests with our stockholders’ interests:

Short Term Incentive (STI) Payouts

2021

•  Given the uncertainty and volatility in the market, the Company divided the STI into 4 quarterly performance periods. In April 2021 the Compensation Committee approved 1st quarter STI payout equal to 159.7% of target and in February 2022 the Compensation Committee approved 2nd, 3rd and 4th quarter STI payout equal to 135.2%, 68.6% and 110.8% respectively of target. Resulting in an annualized opportunity of 118.6% of target.

2020

•  The Company did not meet the required minimum level of net income (50% of the net income forecast for 2020, before potential effects of the pandemic were known). This resulted in a zero payout to NEOs under the Company’s short-term incentive plan for 2020.

PSU (based on TSR) Payouts

2021

•  The performance share units based on relative total shareholder return granted in 2019 to our executive officers for the 2019-2021 performance cycle, settled in January 2022 with a zero payout, based on a result falling below threshold.

2020

•  The performance share units based on relative total shareholder return granted in 2018 to our executive officers for the 2018-2020 performance cycle, settled in January 2021 with a zero payout, based on a result falling below threshold.

PSU (based on Op Margin) Payouts

2021

•  The performance share units based on adjusted operating margin, granted in 2019 to our executive officers for the 2019-2021 performance cycle, settled in March 2022 with a 77.66% payout, based on operating margin performance ranking sixth out of a ten-member peer group.

2020

•  The performance share units based on adjusted operating margin, granted in 2018 to our executive officers for the 2018-2020 performance cycle, settled in March 2021 with a 100% payout, based on operating margin performance ranking fifth out of a ten-member peer group.

With respect to long-term incentive awards, the Compensation Committee also monitors the actual amounts received, or realized, upon settlement by the Company’s executive officers to assess the effectiveness of the pay-for-performance program and gauge the alignment of our executives’ interests with those of our stockholders.

Executive Compensation Philosophy and Objectives

The market for experienced management talent is highly competitive inside and outside our industry. Airline industry consolidation, as well as new airline startups, have intensified that competitiveness. Our goal is to attract, motivate and retain executives with the talent and experience necessary for us to achieve our strategic business plan and to effectively manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after within the airline industry and elsewhere in the travel, hospitality and general industries. Within this talent pool, we seek individuals who we believe will be able to contribute to our unique ultra low-cost operating model and our vision of future success, our culture and values, and who will enhance the cohesiveness and productivity of our leadership team. We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior executive officers, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, established financial, operational and other goals that are consistent with increasing stockholder value.

Since our initial public offering in 2011, and with the input and assistance of our Compensation Consultants, our Compensation

Committee has adhered to a comprehensive executive compensation program designed to provide appropriately a balanced mix of (i) fixed versus at-risk variable compensation, (ii) annual versus long-term compensation and (iii) cash versus equity-based compensation. As further described below, our executive compensation program is structured around four primary components: fixed base salary, annual cash incentive compensation (bonuses) linked to performance targets, equity-based long-term incentive compensation consisting of a combination of restricted stock units (“RSUs”), performance share units (“PSUs”) and market stock units (“MSUs”), and cash-based long-term incentive compensation linked to long-term financial performance. MSUs are a hybrid of stock options and RSUs that reward for absolute stock price appreciation. MSUs are settled at the end of 3rd year based absolute share price performance measured at the end of 1st, 2nd, and 3rd years.

Shareholder engagement, communication and transparency are important factors considered when we design our compensation policies. The Company communicates regularly with shareholders on various key matters, including executive compensation, and seeks to incorporate shareholder feedback into its executive compensation practices.

Spirit Airlines	2022 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In determining the form and amount of compensation payable to our NEOs, we are guided by the following principles:

•	Compensation levels should be competitive to attract and retain key executives. We aim to provide an executive compensation package that attracts, motivates and retains high performing talent and rewards our executives for achieving and maintaining a strong competitive position in our industry. Total compensation (i.e., maximum achievable compensation) increases with position and responsibility.

•	Compensation should relate directly to performance, and “at risk” incentive compensation should constitute a significant portion of total compensation. We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a significant portion of total compensation (both short-term and long-term) is tied to, and varies directly with, with our financial, operational performance and our achievement of defined strategic goals, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and our financial and operational results should bear a greater proportion of the risk if these goals and results are not achieved. The amount of “at risk pay” is structured accordingly.

•	Incentive compensation should align executives’ interests with our stockholders’ interests. Awards of short-term incentives, consisting of annual cash bonus opportunities, encourage executives to focus on achieving short-term performance objectives that drive creation of shareholder value. Awards of long-term incentives, comprised mainly of equity-based compensation, encourage executives to focus on achieving our long-term growth objectives and incentivize executives to manage the Company from the perspective of stockholders, as well as to focus on retention and on a long-term career orientation.

The graphics below illustrate the mix of compensation elements for our NEOs in 2021, reflecting our emphasis on performance-based compensation.

Chief Executive Officer	Other NEOs

Note: the compensation data for the above pie charts was determined as follows: “Base Salary” represents the salary earned and paid in 2021; “Short Term Cash Incentive (STI)” represents a combined average payout factor of 118.6% of the target bonus opportunity based on the Company’s performance against the performance goals set for four distinct performance periods (described in more detail in the “Performance-Based Short-Term Incentives” subsection below); “LTI Cash Awarded” represents value of cash-based Performance Long-Term Incentive awards; and “Long Term Equity Incentive” represents the aggregate grant date fair value of the equity-based grants awarded in 2021 (described in more detail in the “Equity-based long-term incentives” subsection below).

28	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

What We Do and Do Not Do

WE DO	WE DO NOT

Target each compensation component (salary, STI, LTI, etc.) for our NEOs generally at the market median (50th percentile)	Allow hedging or pledging of Company securities

Pay for performance and, accordingly, a significant portion of each NEO’s total compensation opportunity is “at risk” and dependent upon achievement of specific corporate and individual performance goals	Encourage unnecessary or excessive risk taking as a result of our compensation policies and practices

Base our short-term incentive plan on multiple performance measurements, including financial and operational metrics and strategic goals	Have employment agreements with any of our NEOs other than with our CEO

Complement our annual compensation to each NEO with time-based and performance-based multi-year vesting schedules and performance cycles for equity incentive awards	Provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our NEOs

Base any annual base salary adjustments and annual long-term equity awards to our NEOs, partially, on prior-year individual performance	Provide for any “gross ups” for any excise taxes imposed with respect to Section 280G (change-in-control payments) or Section 409A (nonqualified deferred compensation) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)

Select and use a peer group of similarly sized companies that reflect the marketplace for talent in which we compete to assess the compensation of our Chief Executive Officer, Chief Operating Officer and Chief Commercial Officer, review and consider peer group and general industry survey data to assess the compensation of our Chief Financial Officer and General Counsel, and select and use a peer group of publicly traded airline companies to compare and rank the Company’s total shareholder return and adjusted operating margin	Provide for single-trigger vesting acceleration of all time-based equity awards upon a change in control of the Company unless the acquirer does not assume or replace such awards

Maintain a robust clawback policy pursuant to which the Company can seek reimbursement of either cash or equity based incentive compensation in the event of a financial restatement or other scenarios involving fraud, negligence or misconduct that cause reputational or financial harm	Allow any repricing of stock options/stock appreciation rights without stockholder approval or unlimited transferability of awards

Have stock ownership guidelines for our executives and non-employee directors

Engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors

Provide for minimum vesting of awards (i.e., one year following the date of grant) and maximum award limits (i.e., 1,000,000 shares for options and stock appreciation rights and 300,000 shares or $10 million for other types of awards)

Conduct regular executive sessions of our Compensation Committee from which executives and other employees are excluded

Ensure that a significant portion of our non-employee director compensation consists of time-vested restricted stock units

Have an annual limit on the compensation (both cash and equity-based) that may be paid to any non-employee director during any calendar year

Spirit Airlines	2022 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Results of 2021 Advisory Vote on Executive Compensation and Stockholder Engagement

At our annual meeting of stockholders in May 2021, our stockholders once again expressed support for our compensation programs and the compensation of our NEOs, with an approval rate of approximately 98% for our management “say on pay” resolution. The Compensation Committee carefully evaluated the results of the 2021 “say on pay” vote, and consistent with recommendations from Compensation Consultant, made no significant changes to the overall design of our compensation program during 2021.

The Company communicates regularly with shareholders on various matters, including executive compensation, and seeks to incorporate shareholder input into its executive compensation practices. The Compensation Committee will continue to take into account stockholder feedback and evolving best practices in making compensation decisions in future years and will endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.

Determination of Compensation

The Compensation Committee meets periodically to specifically review and determine adjustments, if any, to the CEO’s compensation, including his base salary, annual bonus compensation and long-term equity awards, and to review and consider recommendations of the CEO with respect to the other NEOs’ base salaries, annual bonus compensation and long-term equity awards. For 2021, as more fully described below, the Compensation Committee determined each individual component of compensation for our NEOs. The Compensation Committee annually evaluates our company-wide performance against the approved operating plan for the prior fiscal year. The Compensation Committee also meets periodically to discuss compensation-related matters as they arise during the year. For each year, our CEO evaluates each other NEO’s individual performance and contributions to the Company’s success and reports to the Compensation Committee his recommendations regarding each element of the other NEOs’ compensation. The CEO does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation, and on request of the Compensation Committee he recuses himself from meetings when his individual performance is evaluated, and his compensation is discussed and decided.

The Compensation Consultant has worked closely with the Compensation Committee to determine an appropriate executive compensation strategy that supports our core business objectives: maintaining low costs, profitable growth, safe and reliable operations, sound cash flow and long-term value creation. In considering approaches to executive compensation, the Compensation Committee continuously reviews ways to strengthen the alignment of management’s interests with the interests of shareholders, strengthen our ability to attract, motivate and retain key executive talent and design plans that account for the relatively high volatility and cyclicality of our industry.

In order to assist the Compensation Committee in setting appropriate compensation plans, performance metrics and target amounts, the

Compensation Consultant conducts annual assessments of our executive compensation program. Due to the compensation restrictions imposed by the CARES Act and the volatile market conditions, the Compensation Committee utilized the benchmarking data from the 2020 assessment as the basis for the year 2021 compensation decisions. The Compensation Committee also conducted benchmarking assessments for specific individual positions as deemed necessary. In December 2019, the Compensation Committee approved a group of publicly traded airline companies as the appropriate talent-competitor peer group for compensation market comparison purposes for 2020 (the “Compensation Peer Group”, listed in more detail below). The selection of companies for the Compensation Peer Group focused on a mix of passenger carriers as an appropriate population for assessing the amounts and percentile rankings of compensation elements for NEOs, including base salaries, short-term incentives (bonuses) and long-term equity-based incentives. Data for Allegiant Travel Company’s CEO (who is also a large shareholder of that company) was excluded due to particularities of that executive’s pay package.

After consideration, and recommendations from the Compensation Consultant, the Compensation Committee approved to maintain the Compensation Peer Group selected in December 2019, except that WestJet Airlines was subsequently removed after being acquired and going private. For the 2020 Compensation program assessment, Willis Towers Watson primarily used the Compensation Peer Group to assess the competitiveness of our Chief Executive Officer’s, Chief Operating Officer’s and Chief Commercial Officer’s compensation, as these positions would normally be recruited from other passenger airlines. In assessing the compensation of our Chief Financial Officer and General Counsel, Willis Towers Watson used a blended approach consisting of both Compensation Peer Group proxy data and general industry survey data, adjusted for revenue size, as these positions could also generally be recruited from companies in other industries. For its analysis prepared for 2020 compensation purposes, Willis Towers Watson used data taken from the following three executive pay surveys:

•	Seabury Consulting 2019 Airline Industry Management Compensation Survey (aviation industry);

•	Willis Towers Watson 2019 General Industry Executive Compensation Survey (general industry); and

•	Mercer 2019 Mercer Airline and Transportation survey.

The data from the two general industry executive surveys reflected companies with revenues approximating the revenues of the Company. The Compensation Committee was not aware of the individual participating companies in the surveys and reviewed the data in a summarized fashion.

For purposes of measuring our performance on (i) adjusted operating margin for the performance share units awarded to our executive officers in 2021 and, (ii) metrics as part of the 2021 STI Plan (as described in more detail below), in December 2020 the Compensation Committee approved a broader group of publicly-traded airline companies as a relevant peer group (the “Short-Term Incentive Peer Group” and “Performance Share Op Margin Peer Group,” as applicable). For 2021, the Compensation Committee removed SkyWest from the Op-Margin peer-group compared to the one used in 2020, because, as a regional contract carrier that airline operates under a very different business model than that operated by the Company.

30	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Below are the Company’s 2021 peer groups:

Airline

	Compensation	Short-Term Incentive	Performance share Op Margin

Alaska	X	X	X

Allegiant	X	X	X

American		X	X

Delta		X	X

Frontier (1)		X

Hawaiian	X	X	X

JetBlue	X	X	X

Southwest		X	X

United		X	X

Spirit	Compared to Group Compensation	Compared to Group Performance	Compared to Group Performance

(1)	Frontier was added to the Short-Term Incentive peer group in 3rd quarter performance period.

Compensation Philosophy and Market Positioning

For 2021, the Compensation Committee opted to continue the past practice of setting the target-pay positioning at the median (50th percentile) for each element of pay. The Compensation Committee determined that this was necessary to attract and retain seasoned and industry-leading executive talent to support Spirit’s growth profile. The CARES Act compensation restrictions limit increases in the NEO’s compensation until the end of restriction period. With the CARES Act compensation restrictions, the scope for making compensation changes to NEOs were limited until the of the end of restriction period. Within this general framework and following the recommendation of Compensation Consultant, the Compensation Committee has approved the following compensation philosophy based on our objectives and unique business model:

•	Base Salary: Determined based on scope of responsibility, experience, and performance. It is set at competitive level based on market median to attract and retain high-performing and experienced leaders.

•	Short-Term Incentive: In order to appropriately reward achievement of our annual business and financial objectives, target short-term incentives are set at market median levels.
•	Long-Term Incentive: To incentivize profitable longer-term growth, increase alignment with shareholder interests and provide for retention of key talent, target long-term incentives are set at market median levels.

Along with the above-described elements of compensation, the Committee seeks to align target total cash compensation (TCC, consisting of base salary and target short-term incentive) and Target total direct compensation (TDC consisting of TCC and Long-term Incentive) with market median levels.

We believe our executive compensation philosophy will enable us to maintain our competitive position for key executive talent by targeting market median for each element of compensation. The Compensation Committee reserves discretion to deviate from the above guidelines as necessary to account for changing industry characteristics, our particular business model, individual performance, economic factors outside our control, and other factors. An analysis prepared by Compensation Consultant in December 2019 indicated that our NEOs’ 2020 Compensation is aligned with the desired pay positioning, approximating the 50th percentile of the market.

Spirit Airlines	2022 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Elements of Compensation

For 2021, our compensation program for our NEOs consisted of four components:

•	base salary

•	cash incentive program (bonus) with quarterly performance periods

•	equity-based and cash-based long-term incentives

•	benefits

We are continuing to build our executive compensation program around each of the above elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, collectively, they are effective in achieving our overall objectives.

1.    Base Salary. We provide our NEOs and other employees with a base salary to compensate them for services rendered during the year and to provide them with a minimum level of guaranteed pay. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEOs’ responsibilities, ability to contribute to the Company’s success, years of service and individual job performance and the Compensation Committee’s general knowledge of the competitive market, based on, among other things, experience with other companies and our industry and market data provided by the Compensation Consultant.

The Compensation Committee did not increase annual base salaries of Messrs. Christie, Bendoraitis, Klein and Canfield in 2021. Effective July 1, 2021, the annual base salary of Mr. Haralson increased to $400,000, representing an increase of 6.7%. The increase for Mr. Haralson was implemented to bring his salary closer to the 25th percentile of the market. The NEOs’ 2021 base salaries are set forth under the “Summary Compensation Table” below and are prorated, when applicable, to reflect the changes made.

2.    Performance-Based Short-Term Incentives. Cash bonuses are intended to provide incentives to meet or exceed company-wide financial and operating performance objectives. Generally, all of our NEOs and other executive officers are eligible for annual cash bonuses, which are determined annually based on achievement of a set of pre-established financial and operational performance metrics established for the year at or shortly after the time of the Board’s approval of the annual operating plan. To improve employee motivation and the visibility of payouts during the challenging conditions of operating during a pandemic, the Compensation Committee decided to divide 2021 STI plan into four quarterly performance periods. The Compensation Committee maintains the ability to apply certain discretion to any cash bonus payouts, including making adjustments based on the Company’s safety performance and any unanticipated unusual circumstances that may arise during the performance year.

Our short-term incentive bonus program is administered by the Compensation Committee. For each quarterly measurement period, the Compensation Committee approves (i) the performance metrics; (ii) the weighting of the performance metrics; (iii) the threshold, target and stretch (maximum) performance levels for each metric and the percentage payouts for the performance levels (usually zero for less than threshold performance, 100% of target value for target performance and 200% of target value for stretch or maximum performance); and (iv) the target bonus opportunity for officer positions, expressed as a percentage of base salary. After the performance results are available (following each quarter in 2021), the specific bonus payments are calculated using the formula embodied in the short-term incentive plan, and may include discretionary adjustments as the Compensation Committee may approve based on individual performance and other factors. Incentive bonuses for executives are awarded under, and subject to the terms and conditions of, our 2015 Incentive Award Plan described below. Moreover, as described below, we maintain a robust clawback policy covering incentive compensation (both cash and equity-based) paid to our executive officers to further align management with the interests of stockholders over the long term.

32	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In December 2020, the Compensation Committee, after considering our Company objectives, the operating plan for the year 2021 and market conditions, decided to set quarterly goals and measurement periods as part of the 2021 short-term incentive plan for our executive officers. The quarterly measurement periods were intended to address uncertainty in the business environment, align STI plan to a more near-term business focus, improve management’s line of sight to incentive awards and provide flexibility to shift focus during the course of the year as appropriate. The payment for the 1st quarter was made in the 2nd quarter after completing the measurement, and the combined payment for the 2nd, 3rd and the 4th quarters were made after all the 3 quarters measurement were complete in 1st quarter 2022. STI payout was structured as described above to be compliant with CARES Act compensation restrictions. During 2021, the target bonus opportunity was maintained at: 125% of base salary for our President and CEO, Mr. Christie, at 90% of base salary for executive vice presidents Messrs. Bendoraitis and Klein, and at 70% of base salary for senior vice president, Mr. Canfield. To better align short-term incentives target of CFO to the market, the Compensation Committee increased Mr. Haralson’s target bonus opportunity from 70% to 80% of base salary effective July 1st, 2021.

The following table sets forth the performance metrics for each of the quarter and the weightings of the adjusted EBITDA margin, on-time performance, and strategic objectives:

Metric	First Quarter Weighting	Second Quarter Weighting	Third Quarter Weighting	Fourth Quarter Weighting

Relative Adjusted EBITDA Margin Ranking (1)	40%	40%	40%	40%

A:14(2)	35%	35%	35%	25%

Strategic Objectives (3)	25%	25%	25%	35%

(1)

“Adjusted EBITDA Margin,” expressed as a percentage, equal to the quotient of: (A) the sum of (i) Revenue, less Adjusted Operating Expenses excluding special items and gains/losses on assets, plus (ii) Depreciation and Amortization Expenses, divided by (B) Revenue.

(2)	Percentage of flights that arrive at the destination gate within 14 minutes of scheduled arrival time is defined as A:14 performance percent achievement

(3)	Strategic Objectives were set based on Company business priorities for each quarter in 2021.

Payouts for each of the metrics would vary, on a linear or ordinal basis as follows:

Stretch Performance	200%

Target Performance	100%

Threshold Performance	50% for A:14; 0%-100% for all other metrics

Below Threshold	0%

In setting the foregoing goals and corresponding payout levels, the Compensation Committee carefully considered and scrutinized certain industry data, past performance, and approved criteria which, while considered difficult to achieve, incentivizes the Company’s executive officers to deliver strong performance against our financial and operational objectives. As in prior years, the Compensation Committee also reserved discretion to reduce payouts in light of safety events occurring during the year and also to adjust for other factors it deems relevant in assessing actual performance in 2021 as compared to our 2021 operating plan.

Following are the performance results for each of the metrics and the resulting payout percentages:

•

For the 1st quarter Spirit’s relative EBITDA margin ranking was 2nd compared to target level performance level of 5th, A:14 performance was above target level with a payout percentage of 166%, and both strategic objectives performance was at maximum level, resulting in an overall payout percentage of 159.7%.

•

For the 2nd quarter Spirit’s relative EBITDA margin ranking was 2nd compared to target level performance level of 5th, A:14 performance was above target level with a payout percentage of 105%, performance of the first strategic objective was above target but below the stretch level and performance of the second strategic objective was at stretch level, resulting in an overall payout percentage of 135.2%.

•

For the 3rd quarter Spirit’s relative EBITDA margin ranking was 8th compared to target level performance level of 5th, A:14 performance was below threshold level with a payout percentage of 0%, and the performance of both strategic objectives at stretch level, resulting in an overall payout percentage of 68.6%.

•

For the 4th quarter Spirit’s relative ranking was 7th compared to target level performance level of 5th, A:14 performance was above target level with a payout percentage of 112%, performance of the first strategic objective was at stretch level and performance of the second strategic objective was above target but below the stretch level, resulting in an overall payout percentage of 110.8%.

Over the four quarters, the “Strategic Goals” corresponded to key operational Company objectives. These included, but were not limited to, Operational goals, Fleet goals, Staffing goals, and Diversity goals. The Compensation Committee not only approved the categories of strategic goals, but also the performance that would yield Threshold, Target, and Maximum payouts in each category.

Spirit Airlines	2022 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (continued)

3.    Long-Term Incentives. We believe that long-term performance is strengthened through rewards that encourage long-term decision making and performance by our executive officers. To enhance the motivation of our executive officers to drive a successful recovery from the COVID-19 pandemic, to address retention concerns under the extraordinary circumstances of the airline industry caused by the COVID-19 pandemic and to align the Company’s strategic priorities, the Compensation Committee decided to award a cash-based long-term performance incentive along with the equity-based LTI in 2021.

3 a. Equity-based Long-Term Incentives. The equity awards we make to our executive officers are designed to align our executives’ compensation with demonstrable long-term Company performance and to reward superior performance (measured both against internal goals and peer performance), to align their interest in building value with that of our shareholders by promoting equity ownership and to enhance retention of key senior management talent. After consultation with Compensation Consultant, to address the high volatility of airline shares prices and general uncertainty in the airline industry and to enhance the retention of the key leadership talent, the Compensation Committee decided to, (i) replace the PSUs based on relative total shareholder return (“TSR PSU”) with performance market stock units (MSUs). MSUs are a hybrid of stock options and RSUs that reward for absolute stock price appreciation (MSUs as further described below), and (ii) modify the mix of LTI vehicles to 50% RSUs, 25% Op-margin PSUs and 25% MSUs. The Compensation Committee considered that the grant of MSUs and the change in the equity mix would enhance the retention value of our equity-based grants while keeping the focus on the key metrics of share price appreciation and profitability as we seek to emerge from the pandemic.

After consultation with the Compensation Consultant, the Compensation Committee determined that equity awards under the 2021 long-term incentive program would be split as follows:

50%  RSUs, vesting in equal annual increments over three years

25%  PSUs, with the number of shares settled based on relative adjusted operating margin measured over a three-year period

25%  MSUs, with the number of shares settled at the end of 3rd year, based absolute share price performance measured at the end of 1st, 2nd, and 3rd years

The pay-for-performance component of the Company’s 2021 long-term incentive program utilized a mix of share price performance and relative adjusted operating margin as performance metrics for both cash and equity-based incentive awards. Adjusted operating margin is an amount, expressed as a percentage, equal to (i) total operating revenue minus total operating expenses (excluding special items and gains or losses on disposal of assets) divided by (ii) total operating revenue.

34	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The PSUs based on adjusted operating margin, granted in 2021, are to be settled in a number of shares of common stock ranging from 0% to 200% of the number of units awarded, based on the Company’s cumulative adjusted operating margin performance compared to that of companies included in a performance share peer group, over the three-year period commencing January 1, 2021 and ending December 31, 2023, with threshold, target and maximum settlement payouts set at 0%, 100% and 200%, respectively. For 2021, the Compensation Committee removed SkyWest from the Op-Margin peer-group compared to the one used in 2020, because, as a regional contract carrier that airline operates under a very different business model than that operated by the Company. The following table illustrates the ranking-based payout scale for the 2021 grants of performance share units based on the Company’s adjusted operating margin performance:

•	If the Company’s Adj Op-Margin percentage rank falls at the bottom (9th rank), there is no payout.

•	If the Company’s Adj Op-Margin percentage rank is at 5th, payout will at 100%.

•	If the Company’s Adj Op-Margin percentage rank is at 1st, payout will at 200%.

•	If the Company’s Adj Op-Margin percentage rank falls between 9th and 5th, payout will be determined by linear interpolation of the actual Adj Op-Margin results between these points

•	If the Company’s Adj Op-Margin percentage rank falls between 1st and 5th, payout will be determined by linear interpolation of the actual Adj Op-Margin results between these points

Spirit Airlines	2022 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The MSUs granted in 2021 are to be settled in a number of shares of common stock, based on absolute stock price appreciation, with total payout value capped at 5-times the original award value. MSUs (i) target performance is set at 10% above grant date share price, (ii) have three-year cliff vesting, (iii) are based on share price performance over a three-year measurement period, with components of payout reflecting appreciation above grant date value at the end of the 1st, 2nd and 3rd years respectively, (iv) have zero annual component payout if the Company’s share price share is below 75% of the grant date price at the end of any one of the performance measurement period, (v) earns 3% additional shares for every 1% share price performance above target growth, (vi) subtracts 1% shares for every 1% decrease in share price performance below target.

Cash-based Long-Term Incentives. The cash-based long-term incentive awards also were made to enhance the motivation of our officers to ensure a successful recovery from the COVID-19 pandemic, to address the retention concerns under the extraordinary circumstances caused by the COVID-19 pandemic and also to align companies’ long-term performance. These cash-based long-term incentive awards settle in an amount based on adjusted operating margin, or profitability, which the Compensation Committee believed provides management with a better line of sight to drive Company performance in relation to industry peers and improves retention by reducing the volatility of a purely equity-based LTI plan. 50% of the award vests after 2nd year (settled after April 2023) based on 2-year relative cumulative Adjusted Op-Margin and the remaining 50% vests after 3rd year, based on the 3-year relative cumulative Adjusted Op-Margin. Maximum payout is capped at 125% of the grant date award amount.

Table below shows Cash-based and Equity-based Long-Term Incentives awarded in January 2021 by the Compensation Committee:

Named Executive Officers	Cash-based performance long-term incentive ($)	Restricted Stock Units (#)	Performance Share Units* (Based on Adjusted Operating Margin) (#)	Market Stock Unit (MSUs) (#)

Edward M. Christie III (President)	700,000	47,694	8,506	23,847

Scott M. Haralson (SVP)	375,000	16,096	3,067	8,048

John Bendoraitis (EVP)	440,000	19,872	9,936	9,936

Matthew H. Klein (EVP)	400,000	19,872	9,936	9,936

Thomas C. Canfield (SVP)	375,000	14,705	2,933	7,352

*

Due to CARES Act Compensation restrictions, the Company rescinded a number of Op-Margin based PSUs awarded in 2021 for Messrs. Christie, Canfield and Haralson. The original Performance Share Units Awards for Messrs. Christie, Canfield and Haralson were 23,847, 7,352 and 8,048, respectively.

The performance share units and market stock units are subject to a three-year performance cycle starting on January 1, 2021 and ending on December 31, 2023.

As a result of the foregoing decisions for 2021, more than 50% of the Company’s 2021 long-term incentive compensation for NEOs was performance-based.

2021 Equity-Based Long-Term Incentive Payouts:

The PSUs based on relative total shareholder return granted in 2019 to our executive officers for the 2019-2021 performance cycle settled in January 2022 with a zero payout, based on a below threshold total shareholder return (ranking tenth out of a ten-member peer group). The PSUs based on adjusted operating margin also granted in 2019 for the 2019-2021 performance cycle settled in March 2022 with a 77.66% payout, due to below-target operating margin performance (ranking sixth out of a ten-member peer group). Below is the number of shares of the Company’s common stock issued to each of our NEOs in settlement of their performance share units granted in 2019 based on total shareholder return and adjusted operating margin:

Named Executive Officer	Performance Share Units (Based on Total Shareholder Return) with Scheduled Vesting in 2021	Settlement Shares	Performance Share Units (Based on Adjusted Operating Margin) with scheduled vesting in 2021	Settlement Shares

Edward M. Christie III	12,025	—	6,013	4,669

Scott M. Haralson	3,092	—	1,546	1,200

John Bendoraitis	4,981	—	2,492	1,935

Matthew H. Klein	3,435	—	1,719	1,334

Thomas C. Canfield	3,435	—	1,719	1,334

36	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Haralson’s Compensation adjustments: The Compensation Consultant conducted a benchmarking assessment of the CFO position and the results of the study showed Mr. Haralson’s current salary, STI target % and target LTI compensation were below the 25th percentile (compensation range) compared to Spirit’s Peer group and General industry CFO market data. The Compensation Committee considered that Mr. Haralson played a key role in navigating company through extraordinary circumstances caused by the COVID-19 by improving company financial position through actions taken to preserve cash, improve liquidity and at the same time increasing the fleet size. To address retention concerns from where his compensation is placed relative to the market and bring him into an appropriate compensation range, the Compensation Committee, in consultation with the Compensation Consultant, decided to (i) increase his base salary from $375,000 to $400,000 effective July 1, 2021, (ii) increase his annual short-term incentive target, from 70% to 80% of base salary effective July 1, 2021, (iii) award him a time-based cash award, effective July 1, 2021,$200,000, payable in April 2023, and (iv) award him a time-based cash award, effective January, 2022, $400,000, payable in April 2023.

Modifications to Certain Long-Term Incentives in Connection with the Announced Merger:

On February 7, 2022, the Company and Frontier Group Holdings, Inc., a Delaware corporation (“Parent”), Top Gun Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), announced that they had agreed to a strategic business combination whereby, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”).

Prior to February 2022, the applicable award agreements for the Company’s cash-based long-term incentive awards and the PSUs granted in 2022 provided that, in the event of a change in control (as defined in the Company’s 2015 Plan), such awards would vest and become payable on a pro-rated basis upon the consummation of a change in control. On February 5, 2022, to incentivize the holders of these awards, including our executive officers, to continue in the Company’s employment through and following the closing of the Merger, our Compensation Committee approved modifications to the terms of such awards as set forth in the applicable award agreements to provide that such awards shall be assumed or substituted by a successor corporation upon the occurrence of a change in control, and remain subject to vesting based on a holder’s continued service through the original applicable vesting dates (such awards as amended, the “Adjusted Awards”). To the extent that the Adjusted Awards are subject to performance conditions, any such assumption or substitution shall be made based on the amount of cash or number of shares that would be payable if performance were achieved at target, and the applicable performance conditions shall cease to apply following the change in control.

Moreover, if the employment of a holder of any Adjusted Award, including an executive officer, is terminated “without cause” or for “good reason” (in each case, as defined in the Company’s 2017 Executive Severance Plan) following a change in control, then the applicable Adjusted Award shall vest at (i) the date of such termination, if occurring on or after April 2, 2023 or (ii) the end of the Non-Compete Period (as defined in the next sentence), if such termination occurs prior to April 2, 2023. The Non-Compete Period would commence on the date of such termination of employment and end on the later to occur of (i) April 2, 2023 and (ii) the ninetieth (90th) day following such termination of services. If a successor corporation fails to assume or substitute the Adjusted Awards, then the Adjusted Awards shall (i) vest in full, based on target performance (to the extent applicable), on the date of the change in control, if occurring on or after April 2, 2023, or (ii) be converted at the date of the change in control into a right to receive in cash the value thereof assuming target performance (x) on April 2, 2023, subject to the holder’s continued employment through such date, or (y) if the employment of the holder is terminated after the change in control and prior to April 2, 2023 without “cause” or for “good reason” following a change in control, upon the end of (and subject to compliance with the obligations applicable during) the Non-Compete Period.

4.    Benefits. We provide the following benefits to our NEOs. Similar benefits are provided to all our employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability; and

•	401(k) plan.

In addition, we provide supplemental life insurance to our employees at the director level and above, including our executive officers.

Spirit Airlines	2022 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2022 Executive Compensation Decisions

Given the significant continued negative impact of the COVID-19 pandemic on the Company’s business and operations and continuing unpredictability of the near-term business outlook, the Company took a number of strategic actions to promote long-term success and sustainability of the business. The pandemic caused significantly greater disruption to our business and the airline industry as a whole than any other crisis in recent history and, in light of the dramatic reduction in incentive payouts to our NEOs in 2020, the Compensation Committee made a priority of retaining the recognized talent the Company had assembled in its senior leadership. The Compensation Committee was also mindful of the heightened rate of turnover and attrition occurring after other major industry shocks, for example in the aftermath of the 9/11 terrorist attack, and agreed that retention of key personnel would be an important factor in the Company’s success in emerging from the pandemic. In this respect, with recommendations from the Compensation Consultant, the Compensation Committee approved the following modifications to the Company’s executive compensation programs for fiscal year 2022:

Base Salary: No salary increases or other adjustments have been provided to Messrs. Christie, Bendoraitis, Klein, Canfield and Haralson for 2022.

Short-term incentives (STI): to address continued uncertainty in the business environment and tightened labor market conditions, align the STI plan with the Company’s near-term business focus to solidify recovery gains and posture the Company toward a post-COVID transition by improving management’s line of sight and to provide flexibility to shift focus during the course of the year as appropriate, the Compensation Committee decided to (i) divide 2022 STI plan into two semi-annual performance periods (1st half 2022 and 2nd half 2022), (ii) set performance targets, metrics and weights for each performance period prior to such performance period, and (iii) make a single annual payout after the 2nd measurement period once measurement is complete in 1st quarter of 2023 (subject to continued employment by participants through such payment date). For the 2022 1st semi-annual performance period, the Compensation Committee approved relative adjusted EBITDA margin, A:14 % performance achievement and three strategic goals as the performance metrics.

Long-term incentives (LTI): to enhance the motivation of our executive officers to drive a successful recovery from the COVID-19 pandemic, to address the retention concerns under the extraordinary circumstances caused by the COVID-19 pandemic and to align the Company’s strategic priorities, the Compensation Committee decided to (i) again grant a cash-based performance long-term incentive along with the equity-based LTI, (ii) modify the equity-based LTI plan to provide for PSUs based on a three-year cumulative earnings hurdle along with RSUs and with PSUs based on relative adjusted operating margin.

In accordance with the foregoing, our NEOs were granted a cash-based long-term performance incentive as described in the table below. 50% of the award vests after 2nd year based 2-year relative cumulative Adjusted Op-Margin and the remaining 50% vests after 3rd year, based on the 3-year relative cumulative Adjusted Op-Margin. Maximum payout is capped at 125% of the grant date value. The cash-based long-term performance incentive is based on adjusted operating margin, or profitability, provides better line of sight to management’s ability to drive Company performance in relation to industry peers and improves retention by reducing the volatility of the overall LTI plan payout.

The grant of PSUs based on an earnings hurdle enhances the retention value of our equity-based grants while keeping the focus on the key metrics of share price appreciation and profitability as we seek to successfully emerge from the significant effects of the pandemic. The Compensation Committee also believes the goal is set at a reasonable, yet robust level, given the cumulative net losses due to impact of COVID-19. The PSUs based on an earnings hurdle: (i) set threshold, target and stretch performance payout levels based on 3-year cumulative adjusted EBITDA with threshold set at zero or negative 3-year cumulative adjusted EBITDA, (ii) have three-year cliff vesting, and (iii) have a positive payout multiplier of 125% of the number of units granted if the Company’s share price appreciation is 25% or greater over the measurement period, a negative multiplier of 75% of the number of units granted if share price depreciation is greater than 25% over the measurement period and no multiplier applied if the share price performance over the measurement period falls between the above two points.

The timing and amounts of payouts under the cash-based and equity-based long-term incentives are subject to, and may be affected by, applicable compensation restrictions under the CARES Act.

Benefits: During 2021, the Compensation Committee decided to add executive physical examinations as part of benefits offered to officers and, in early 2022, to adopt a formal officer retiree travel benefits plan.

38	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

In January 2022, the Compensation Committee granted equity-based LTI awards under the 2015 Plan and cash-based LTI awards to our NEOs as follows:

Named Executive Officers	Cash-based performance long-term incentive ($)	Restricted Stock Units (#)	Performance Share Units (Based on Adjusted Operating Margin) (#)	Performance Share Units (Earnings Hurdle) (#)

Edward M. Christie III (President)	1,706,000	26,913	13,456	13,456

Scott M. Haralson (SVP)	310,400	8,725	4,362	4,362

John Bendoraitis (EVP)	—	18,923	9,461	9,461

Matthew H. Klein (EVP)	165,000	15,454	7,727	7,727

Thomas C. Canfield (SVP)	262,300	8,389	4,194	4,194

Additional Compensation Information

1.    Severance and Change in Control-Based Compensation. All of our NEOs are covered by the Company’s 2017 executive severance plan (the “2017 Executive Severance Plan”), which was adopted in March 2017 by the Board of Directors on the recommendation of the Compensation Committee. Pursuant to the 2017 Executive Severance Plan and subject to an exception applicable only to Mr. Christie as noted below, as of December 31, 2020, each executive who holds a senior vice president or higher position is entitled to receive:

(a)

in the event of an involuntary termination by the Company without cause unrelated to a change in control, (i) a cash severance amount equal to 100% of his or her annual base salary for the year of termination, payable in equal installments over twelve months, (ii) continuation of COBRA coverage for twelve months, (iii) a free family travel pass on our flights for twelve months and (iv) the use of a Company-owned mobile phone for up to thirty days; and

(b)

in the event of an involuntary termination by the Company without cause or a voluntary termination by the executive for good reason, in each case occurring within eighteen months following a change in control, (i) a cash severance amount equal to two times the sum of his or her annual base salary for the year of termination plus his or her target incentive bonus for the year of termination, payable in equal installments over twenty four months, (ii) his or her incentive bonus for the year of termination, prorated from the beginning of the year to the date of termination based on actual incentive plan performance as of the date of termination, (iii) outplacement services not to exceed $10,000, (iv) a continuation of COBRA coverage for twelve months, (v) a free family travel pass on our flights for twelve months; and (vi) the use of a Company-owned mobile phone for up to thirty days.

As for severance and other benefits under the 2017 Executive Severance Plan that (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The Company is not required to provide “gross-ups” for any excise taxes.

The 2017 Executive Severance Plan provides, with respect to participants whose employment with the Company commenced on or after September 1, 2014, that (i) the Board is permitted to terminate an officer for poor performance without triggering severance benefits; and (ii) unpaid severance benefits would be offset by compensation earned by a former employee from a new employer during the applicable severance period.

The benefits provided under the 2017 Executive Severance Plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement. As a condition to receiving benefits under the 2017 Executive Severance Plan, participants must execute a general release.

Restricted stock units granted to executive officers under our 2015 Plan are subject to accelerated vesting in the event the executive officer dies or becomes permanently disabled while still employed by the Company or in the event of a termination of the executive officer by the Company without cause or a voluntary resignation by the executive officer for good reason, in either case after the Company has entered into a definitive change in control agreement. Performance share units granted to our executive officers prior to 2022 under our 2015 Plan will automatically terminate in the event the executive officer’s employment terminates for any reason prior to the end of the applicable performance period except that the Company would be subject to a prorated settlement obligation in the event of a change in control or the executive officer’s death or permanent disability during the applicable measurement period.

On February 5, 2022, the Compensation Committee approved modifications to the terms of the cash-based long-term incentive awards granted to executive officers, and the performance share units granted to executive officers in 2022, in each case, under our 2015 Plan to provide for accelerated vesting, subject to the conditions, and on the specified vesting dates, as set forth in the applicable awards agreements, in the event of (i) a termination of an executive officer by the Company without cause or a voluntary

Spirit Airlines	2022 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS (continued)

resignation by an executive officer for good reason, in either case, following a change in control or (ii) a successor corporation failing to assume or substitute such long-term incentive awards following a change in control.

The Company and Mr. Christie entered into a letter agreement, dated March 15, 2018 (the “Christie Letter Agreement”) setting forth the terms and conditions under which he would serve as President and CFO and starting on January 1, 2019, as CEO and President. Under the Christie Letter Agreement, Mr. Christie is eligible for participation in the 2017 Executive Severance Plan; provided, however, that in the event of a non-change in control termination without cause, Mr. Christie shall be entitled to receive a cash severance amount equal to 150% of base salary rather than 100% of base salary and the other terms of the 2017 Executive Severance Plan shall continue to apply. In the event Mr. Christie ceases to be employed by the Company for any reason other than death or a termination by the Company for cause (as defined in the 2017 Executive Severance Plan), subject to his execution of a release of claims in favor of the Company and compliance with a certain non-competition restriction, the Company shall provide him (and his spouse and dependent children) a lifetime travel pass for the Company’s flights enabling them to travel for free in any class of service that is available at the time of reservation. The Christie Letter Agreement also includes restrictive covenants, including a 12-month post termination restriction on competition and solicitation.

2.    Limited Perquisites. Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and their immediate families are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our director-level employees and above. The value of such flight benefits for the executives is reported as taxable income. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. We do not provide any other significant perquisites or personal benefits to our NEOs. In addition, in circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job offer, we provide such executive with relocation assistance, which includes travel, shipping household goods and temporary housing. Relocation benefits are an important tool for us to recruit and retain key management talent.

3.    Stock Ownership Guidelines for Executives. We maintain stock ownership guidelines for our executive officers. Under the guidelines, our NEOs are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum value equal to 2 times base salary (5 times salary for the CEO) of which at least one-third must be owned outright in the form of shares of our common stock. Also under the guidelines, our other executive officers (non-NEOs) are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum level equal to 1.5 times base salary of which one-third must be owned outright in the form of shares of our common stock. The Company’s officers are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our executive officers, including our NEOs, who have served at least five years are currently in compliance with the guidelines. The following table sets forth, as of March 15, 2022 information regarding the equity ownership of our NEOs:

Named Executive Officers	Shares of Common Stock Owned Outright	Market Value of Shares of Common Stock Owned Outright (1)	Restricted Stock Units Unvested	Performance Share Units Unvested (2)	Market Stock Units (MSUs) Unvested

Edward M. Christie III (President)	158,855	$3,348,663	69,462	58,659	23,847

Scott M. Haralson (SVP)	30,007	$632,548	25,415	18,701	8,048

John Bendoraitis (EVP)	37,758	$795,939	42,881	37,652	9,936

Matthew H. Klein (EVP)	28,071	$591,737	39,026	34,184	9,936

Thomas C. Canfield (SVP)	54,701	$1,153,097	21,459	18,545	7,352

(1)	The market value of shares of common stock owned outright is calculated based on the closing price of our common stock as of March 15, 2022 which was $21.08.
(2)	Amounts shown in the “Performance Share Units Unvested” column represent the target number of shares issuable with respect to the awards of performance share units granted in 2020, 2021 and 2022.

4.    Clawback Policy. In January 2014, the Company adopted a clawback policy (the “Prior Clawback Policy”) providing for the termination and forfeiture of outstanding incentive compensation awards to officers and for the recoupment of gains actually or constructively received by officers pursuant to incentive compensation awards, in each case where the Company is required to prepare a restated financial statement and where a lower incentive payment or award would have been made to or received by the officer had they been based on the restated financial results. In March 2019, with input from the Compensation Committee’s independent compensation consultant and independent legal counsel, the Compensation Committee approved, and the Board ratified, a new clawback policy (the “New Clawback Policy”), primarily expanding the scenarios under which forfeiture and recoupment of incentive compensation would be allowed and also expanding coverage to all executives. The New Clawback Policy applies to all incentive compensation approved, granted or awarded on or after March 19, 2019. The Prior Clawback Policy remains in effect with respect to all incentive compensation approved, granted or awarded prior to March 19, 2019. Under the

40	Spirit Airlines	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (continued)

New Clawback Policy, the Company is required to seek reimbursement of incentive compensation (cash and equity-based) paid, and to recoup and cancel incentive compensation yet to be paid, to officers and other executives on the basis of reported financial results that were later the subject of a financial statement restatement, in each case to the extent that the incentive compensation actually received or earned exceeded the amount that would have been received or earned based on the restated financial results, as determined by the Compensation Committee. The New Clawback Policy also gives the Compensation Committee discretionary recoupment rights in scenarios not involving a financial restatement, including fraud, negligence or misconduct that cause reputational or financial harm to the Company and the payment of incentive compensation based on financial or operating performance results that were incorrectly calculated or reported.

In addition, the award agreements applicable to awards under the Company’s long-term incentive plans and awards of annual cash bonus opportunities under the Company’s short-term incentive plans contain clawback provisions providing for the termination and forfeiture of outstanding incentive compensation awards and for the recoupment of gains actually or constructively received pursuant to incentive compensation awards, in each situation where the executive engages in any activity in competition with the Company or which is inimical, contrary or harmful to the interests of the Company, as determined by the Compensation Committee.

Taken together, all of the Company’s clawback rights and remedies are believed to be consistent with best corporate governance practices.

5.    Tax and Accounting Considerations. The Board and the Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions. Under Section 162(m) of the Internal Revenue Code,

compensation paid to certain of our NEOs in excess of $1.0 million per year was not deductible unless the compensation was “performance-based” as described in the regulations under Section 162(m). Our 2015 Plan was generally designed to comply with Section 162(m) (if applicable and practicable) in order to enable the Company to take company tax deductions in respect of certain performance-based compensation payable to our Section 162(m) executive officers without regard to the limitations of Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed in 2017, effective for taxable years beginning after December 31, 2017, subject to certain grandfathered provisions. Due to uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of certain transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible. The Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Our Compensation Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, our Compensation Committee has authorized non-deductible compensation and reserves its right to, and retains the discretion to, authorize payments that may not be deductible if it believes that such payments are in the best interests of the Company and its stockholders. Moreover, further changes in applicable tax laws and regulations as well as factors beyond the control of the Compensation Committee can adversely impact the deductibility of compensation paid to our executive officers.

Spirit Airlines	2022 Proxy Statement	41

Report of the Compensation Committee of

the Board of Directors on Executive Compensation

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2021 Annual Report on Form 10-K.

                 Compensation Committee

                 Barclay G. Jones III, Chair

                 Christine P. Richards

                 Myrna M. Soto

                 Dawn M. Zier

42	Spirit Airlines	2022 Proxy Statement

Compensation Tables

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three calendar years.

Name and Principal Position During 2021	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Edward M. Christie III	2021	700,000	—	2,101,739	1,037,535	32,007	3,871,281
	2020	638,750	—	1,921,116	—	31,579	2,591,445
	2019	700,000	—	1,935,273	738,500	26,680	3,400,453

Scott M. Haralson	2021	387,500	—	714,245	337,052	26,825	1,465,622
	2020	359,896	—	571,153	—	30,478	961,527
	2019	325,000	—	702,353	192,010	29,413	1,248,776

John Bendoraitis	2021	440,000	—	1,036,524	469,557	23,993	1,970,074
	2020	427,167	—	726,877	—	21,528	1,175,572
	2019	436,667	—	1,313,620	294,837	22,267	2,067,391

Matthew H. Klein	2021	400,000	—	1,036,524	426,875	29,789	1,893,188
	2020	388,333	—	726,877	—	28,298	1,143,508
	2019	371,667	—	1,064,815	219,581	24,172	1,680,235

Thomas C. Canfield	2021	375,000	—	655,804	311,261	15,190	1,357,255
	2020	364,063	—	597,103	—	14,551	975,717
	2019	374,167	—	552,902	221,058	13,709	1,161,836

(1)

Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of shares of restricted stock units, Market Stock Units (MSUs) and performance share units, as indicated and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions and accounting expense recognized, see Note 12, “Stock-Based Compensation”, to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. For information on the valuation assumptions with respect to grants made prior to 2021, please refer to the notes to our financial statements in our applicable annual report on Form 10-K. The measure that determine the number of units to be earned for the performance share units granted during 2021 is adjusted operating margin, compared to the applicable performance peer group and computed over the performance period, which is a performance condition, as defined under FASB ASC 718. The measure that determines the number of units to be earned for the MSUs granted during 2021 is stock price appreciation over the performance period, which is a market condition, as defined under FASB ASC 718.

(2)

Amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses paid under the Company’s short-term cash bonus program. For 2021 short-term cash bonus program, the Company divided the STI into 4 quarterly performance periods, as disclosed more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement. In April 2021 the Compensation Committee approved 1st quarter STI payout equal to 159.7% of target and in February 2022 the Compensation Committee approved 2nd, 3rd and 4th quarter STI payout equal to 135.2%, 68.6% and 110.8% respectively of target. Resulting in an annualized payout of 118.6% of target.

(3)

Amounts under the “All Other Compensation” column consist of 401(k) company-matching contribution, company-paid life insurance and accidental death and dismemberment insurance premiums, travel benefits, health care premiums and contributions, and short-term and long-term disability premiums. The amounts for 2021 are as follows:

Name	401(k) Plan Company Contributions ($) (*)	Company-Paid Life Insurance and Accidental Death and Dismemberment Insurance Premiums ($)	Travel Benefits ($)	Health Care Premiums & Contributions ($)	Short-term and Long-tern Disability Premiums ($)

Mr. Christie	8,700	732	5,986	13,177	3,412

Mr. Haralson	6,906	567	2,762	13,177	3,412

Mr. Bendoraitis	8,700	644	5,605	5,632	3,412

Mr. Klein	8,700	586	3,938	13,154	3,412

Mr. Canfield	—	526	1,629	9,624	3,412

(*)

See Note 16 (Defined Contribution 401(k) Plan) to our Financial Statements in our 2021 Annual Report for a description of employer matching contributions made under our defined contribution 401(k) plans.

Spirit Airlines	2022 Proxy Statement	43

COMPENSATION TABLES (continued)

Grants of Plan-Based Awards in 2021

The following table sets forth certain information with respect to grants of plan-based awards to our NEOs for 2021.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (5) (#)	Grant Date Fair Market Value of Stock Awards (6) ($)
Name	Grant Date	Committee Action Date		Threshold	Target	Maximum	Threshold	Target	Maximum

Edward M. Christie III			(1)	—	875,000	1,750,000	—	—	—	—	—

			(2)	350,000	700,000	875,000	—	—	—	—	—

	1/13/2021	1/13/2021	(3)	—	—	—	5,962	23,847	67,487	—	687,747

	1/13/2021	1/13/2021	(4)	—	—	—	—	8,506	17,012	—	214,011

	1/13/2021	1/13/2021		—	—	—	—	—	—	47,694	1,199,981

Scott M. Haralson			(1)	—	320,000	640,000	—	—	—	—	—

			(2)	187,500	375,000	468,750	—	—	—	—	—

	1/13/2021	1/13/2021	(3)	—	—	—	2,012	8,048	22,776	—	232,104

	1/13/2021	1/13/2021	(4)	—	—	—	—	3,067	6,134	—	77,166

	1/13/2021	1/13/2021		—	—	—	—	—	—	16,096	404,975

John Bendoraitis			(1)	—	396,000	792,000	—	—	—	—	—

			(2)	220,000	440,000	550,000	—	—	—	—	—

	1/13/2021	1/13/2021	(3)	—	—	—	2,484	9,936	28,119	—	286,554

	1/13/2021	1/13/2021	(4)	—	—	—	—	9,936	19,872	—	249,990

	1/13/2021	1/13/2021		—	—	—	—	—	—	19,872	499,980

Matthew H. Klein			(1)	—	360,000	720,000	—	—	—	—	—

			(2)	200,000	400,000	500,000	—	—	—	—	—

	1/13/2021	1/13/2021	(3)	—	—	—	2,484	9,936	28,119	—	286,554

	1/13/2021	1/13/2021	(4)	—	—	—	—	9,936	19,872	—	249,990

	1/13/2021	1/13/2021		—	—	—	—	—	—	19,872	499,980

Thomas C. Canfield			(1)	—	262,500	525,000	—	—	—	—	—

			(2)	187,500	375,000	468,750	—	—	—	—	—

	1/13/2021	1/13/2021	(3)	—	—	—	1,838	7,352	20,806	—	212,032

	1/13/2021	1/13/2021	(4)	—	—	—	—	2,933	5,866	—	73,794

	1/13/2021	1/13/2021		—	—	—	—	—	—	14,705	369,978

(1)

The amounts in the table above reflect the threshold, target and maximum payouts under the Company’s 2021 short term cash bonus program, as disclosed more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

The amounts in the table above reflect the threshold, target and maximum payouts under the Company’s Cash-based Long-Term Incentives, as disclosed more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

The amounts in the table above reflect the threshold, target and maximum number of shares issuable with respect to MSUs granted in January 2021. The MSUs granted in 2021 are to be settled in a number of shares of common stock, based on absolute stock price appreciation, as disclosed more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)

The amounts in the table above reflect the threshold, target and maximum number of shares issuable with respect to performance share units granted in January 2021. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s adjusted operating margin performance, compared to that of the Performance of Op Margin Peer Group, as applicable, over the three-year period commencing on January 1, 2021 and ending on December 31, 2023.

(5)	Amounts in the table reflect restricted stock units awarded on January 13, 2021, vesting in 33.33% increments over three years.
(6)

Amounts shown in this column represent the aggregate grant date fair value of shares of restricted stock units, market stock units, and performance share units, granted on each year as indicated and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions and accounting expense recognized, see Note 12, “Stock-Based Compensation”, to our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

44	Spirit Airlines	2022 Proxy Statement

COMPENSATION TABLES (continued)

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements and Offer Letters

Edward M. Christie III. On February 29, 2012, we entered into an offer letter with Edward M. Christie III, to join our Company as Senior Vice President and Chief Financial Officer. Under that letter agreement, Mr. Christie was entitled to receive an annual base salary from us initially set at $300,000 and a target bonus initially set at 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a sign-on grant of 95,000 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2012 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Christie and his family of up to $75,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family. In January 2017, the Board promoted Mr. Christie to Executive Vice President and Chief Financial Officer. The Company and Mr. Christie entered into the Christie Letter Agreement, dated March 15, 2018, setting forth the terms and conditions under which he would serve as President and CFO and, starting on January 1, 2019, as CEO and President. Mr. Christie also became a member of the Board, effective as of January 1, 2018. Under the Christie Letter Agreement, Mr. Christie received an annual base salary from us of $550,000 for 2018, which was increased to $700,000 for 2019 and a target bonus of 100% of base salary for 2018 and 125% of base salary for 2019 with a maximum payout for each year capped at 200% of target bonus. In addition, pursuant to the Christie Letter Agreement, Mr. Christie was granted a one-time off-cycle promotion equity-based incentive award of restricted stock unit with a grant date value of $2,500,000, vesting over four years subject to Mr. Christie’s continued service on each vesting date. Mr. Christie will also be eligible to receive annual long-term incentive equity awards while employed with the Company, with his 2018 grant having a target grant date value of $1,250,000 and his 2019 grant having a target grant date value of $1,750,000. Under the Christie Letter Agreement, Mr. Christie is eligible for participation in the 2017 Executive Severance Plan; provided, however, that in the event of a non-change in control termination without cause, Mr. Christie, shall be entitled to receive a cash severance amount equal to 150% of base salary rather than 100% of base salary and the other terms of the 2017 Executive Severance Plan shall continue to apply. In the event Mr. Christie ceases to be employed by the Company for any reason other than death or a termination by the Company for cause (as defined in the 2017 Executive Severance Plan), subject of his execution of a release of claims in favor of the Company and compliance with a certain non-competition restriction, the Company shall provide him (and his spouse and dependent children) a lifetime travel pass for the Company’s flights, enabling them to travel for free in any class of service that is available at the time of reservation. The Christie Letter Agreement also includes restrictive covenants, including a 12-month post termination restriction on competition and solicitation.

Scott M. Haralson. On August 1, 2012, we entered into an offer letter with Scott Haralson to join our Company as Vice President, Financial Planning and Analysis. Under that letter agreement, Mr. Haralson is entitled to receive an annual base salary from us initially set at $225,000 and a target bonus initially set at 50% of base salary with a maximum payout capped at 200% of target bonus. In addition, the agreement provided for a grant of 12,500 restricted stock units and 12,500 performance share units in connection with his commencement of employment, in accordance with the terms of our 2011 plan. The letter agreement also provided for a relocation allowance for Mr. Haralson and his family of up to $50,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family. Mr. Haralson was promoted to Senior Vice President and Chief Financial Officer, effective October 16, 2018. His compensation in 2021 is discussed in more detail in the “Compensation Discussion and Analysis” section.

John Bendoraitis. On September 7, 2013, we entered into an offer letter with John Bendoraitis to join our Company as Senior Vice President and Chief Operating Officer. Under that letter agreement, Mr. Bendoraitis is entitled to receive an annual base salary from us initially set at $320,000 and a target bonus initially set at 70% of base salary with a maximum payout capped at 200% of target bonus. In addition, his employment letter agreement provided for a sign-on grant of 32,394 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2013 grants for other senior officers. The letter agreement also provided for a signing cash bonus of $115,000, a relocation allowance for Mr. Bendoraitis and his family of up to $60,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family. Mr. Bendoraitis was promoted from Senior Vice President and Chief Operating Officer to Executive Vice President and Chief Operating Officer, effective December 13, 2017. His compensation in 2021 is discussed in more detail in the “Compensation Discussion and Analysis” section.

Matthew H. Klein. On July 26, 2016, we entered into an offer letter with Matthew H. Klein to join our Company as Senior Vice President & Chief Commercial Officer (the “Klein Letter Agreement”). Under the agreement, Mr. Klein is entitled to receive an annual base salary from us initially set at $325,000 and a target bonus initially set at 70% of base salary with a maximum payout capped at 200% of target bonus. In addition, the Klein Letter Agreement provided for a sign-on grant of 4,944 restricted stock units under our 2015 Plan. The Klein Letter Agreement also provided for a signing cash bonus of $50,000, a relocation allowance for Mr. Klein and his family for up to $75,000 (subject to documentation of expenses actually incurred), and positive space travel on our airline for the executive and his immediate family. Mr. Klein was promoted from Senior Vice President and Chief Commercial Officer to Executive Vice President and Chief Commercial Officer, effective December 16, 2019. Mr. Klein’s compensation in 2021 is discussed in more detail in the “Compensation Discussion and Analysis” section.

Thomas C. Canfield. On September 10, 2007, we entered into an offer letter with Thomas C. Canfield, our current Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. Canfield is entitled to receive an annual base salary from us initially set at $275,000, and a target bonus initially set at 50% of base salary with the maximum payout capped at 200% of target bonus. In addition, the agreement provided for a grant of 75,000 shares of restricted stock to Mr. Canfield in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family. Mr. Canfield’s compensation in 2021 is discussed in more detail in the “Compensation Discussion and Analysis” section.

Spirit Airlines	2022 Proxy Statement	45

COMPENSATION TABLES (continued)

Outstanding Equity Awards at December 31, 2021

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2021.

Name	Vesting Commencement Date		Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have Not (2)Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($) (1)

Edward M. Christie III	1/13/2021	(3)	47,694	1,042,114	—	—

	1/13/2021	(4)	—	—	6,873	150,175

	1/13/2021	(5)	—	—	17,017	371,821

	1/14/2020	(6)	15,494	338,544	—	—

	1/14/2020	(4)	—	—	12,115	264,713

	1/14/2020	(7)	—	—	1,937	42,323

	1/11/2019	(8)	6,012	131,362	—	—

	1/16/2018	(9)	16,479	360,066	—	—

Scott M. Haralson	1/13/2021	(3)	16,096	351,698	—	—

	1/13/2021	(4)	—	—	2,478	54,144

	1/13/2021	(5)	—	—	5,743	125,485

	1/14/2020	(6)	4,606	100,641	—	—

	1/14/2020	(4)	—	—	3,601	78,682

	1/14/2020	(7)	—	—	576	12,586

	12/16/2019	(10)	2,613	57,094	—	—

	1/11/2019	(8)	1,546	33,780	—	—

	10/16/2018	(11)	270	5,900	—	—

	1/16/2018	(9)	604	13,197	—	—

John Bendoraitis	1/13/2021	(3)	19,872	434,203	—	—

	1/13/2021	(4)	—	—	8,028	175,412

	1/13/2021	(5)	—	—	7,090	154,917

	1/14/2020	(6)	5,862	128,085	—	—

	1/14/2020	(4)	—	—	4,584	100,160

	1/14/2020	(7)	—	—	733	16,016

	12/16/2019	(10)	6,534	142,768	—	—

	1/11/2019	(8)	2,490	54,407	—	—

	1/16/2018	(9)	1,318	28,798	—	—

Matthew H. Klein	1/13/2021	(3)	19,872	434,203	—	—

	1/13/2021	(4)	—	—	8,028	175,412

	1/13/2021	(5)	—	—	7,090	154,917

	1/14/2020	(6)	5,862	128,085	—	—

	1/14/2020	(4)	—	—	4,584	100,160

	1/14/2020	(7)	—	—	733	16,016

	12/16/2019	(10)	6,534	142,768	—	—

	1/11/2019	(8)	1,717	37,516	—	—

	1/16/2018	(9)	1,044	22,811	—	—

46	Spirit Airlines	2022 Proxy Statement

COMPENSATION TABLES (continued)

Name	Vesting Commencement Date		Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have Not (2)Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($) (1)

Thomas C. Canfield	1/13/2021	(3)	14,705	321,304	—	—

	1/13/2021	(4)	—	—	2,370	51,785

	1/13/2021	(5)	—	—	5,246	114,625

	1/14/2020	(6)	4,815	105,208	—	—

	1/14/2020	(4)	—	—	3,765	82,265

	1/14/2020	(7)	—	—	602	13,154

	1/11/2019	(8)	1,717	37,516	—	—

	1/16/2018	(9)	1,208	26,395	—	—

(1)	The market value of shares or units that have not vested is calculated based on the closing price of our common stock as of December 31, 2021 which was $21.85.
(2)	The number of performance share units and market share units shown represents the number of units that may be earned based on actual performance through December 31, 2021.
(3)	The time-vested restricted stock units vest 33.33% on each of the three anniversary dates following January 13, 2021.
(4)

The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s adjusted operating margin compared to that of the Performance Share Op Margin Peer Group over the three-year period commencing on January 1, 2020 and ending on December 31, 2022 for the 2020 grants, and commencing on January 1, 2021 and ending on December 31, 2023 for the 2021 grants. Based on actual adjusted operating margin results through December 31, 2021, the Company’s adjusted operating margin ranked sixth among its peer groups as to the 2020 and seventh among its peer group as to the 2021 grant of performance share units based on adjusted operating margin. For the 2020 grants of performance share units based on adjusted operating margin, the SEC rules dictate that the number of units payable at target level (100% of target grant) be disclosed, as the number of units that would have been earned based on actual results through 2021 (instead of through the end of the performance period on December 31, 2022) falls above threshold level of performance. For the 2021 grants of performance share units based on adjusted operating margin, the SEC rules dictate that the number of units payable at target level (100% of target grant) be disclosed, as the number of units that would have been earned based on actual results for 2021 (instead of through the end of the performance period on December 31, 2023) falls above threshold level of performance. Payouts may vary based on the linear interpolation calculation mentioned in the “Compensation Discussion and Analysis” above. Payouts at 100% of target grant for the 2020 and 2021 grants of performance share units based on adjusted operating margin results through December 31, 2021 would be the following: Mr. Christie: 23,998 shares ($524,356); Mr. Haralson: 7,672 shares ($167,633); Mr. Bendoraitis: 15,798 shares ($345,186); Mr. Canfield: 7,748 shares ($169,294); Mr. Klein: 15,798 shares ($345,186).

(5)

The MSUs granted in 2021 are to be settled in a number of shares of common stock, based on absolute stock price appreciation, as disclosed more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement. For MSUs , the SEC rules dictate that the number of units payable at target level (100% of target grant) be disclosed, as the number of units that would have been earned based on actual results for 2021 (instead of through the end of the performance period on December 31, 2023) falls above threshold level of performance. Payouts at 100% of target grant for the MSU grants through December 31, 2021 would be the following: Mr. Christie: 23,847 shares ($521,057); Mr. Haralson: 8,048 shares ($175,849); Mr. Bendoraitis: 9,936 shares ($217,102); Mr. Canfield: 7,352 shares ($160,641); Mr. Klein: 9,936 shares ($217,102).

(6)	The remaining unvested restricted stock (66.66% of the original grant amount) vest 33.33% on January 14,2022 and 33.33% on January 14, 2023.
(7)

The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share TSR Peer Group over the three-year period commencing on January 1, 2020 and ending on December 31, 2022 for the 2020 grants. Based on actual total shareholder return results through December 31, 2021, the Company’s total shareholder return ranked ninth among its peer group as to the 2020 grant of performance share units based on total shareholder return. For the 2020 grants of performance share units based on total shareholder return, the SEC rules dictate that the number of units payable at threshold level (25% of target grant) be disclosed, as the number of units that would have been earned based on actual results for 2020 (instead of through the end of the performance period on December 31, 2022) falls below threshold level of performance. Payouts at 25% of target grants for the 2020 grants of performance share units, respectively, based on total shareholder returns through December 31, 2021 would be the following: Mr. Christie: 1,937 shares ($42,329); Mr. Haralson: 576 shares ($12,591); Mr. Bendoraitis: 733 shares ($16,016); Mr. Canfield: 602 shares ($13,159); and Mr. Klein: 733 shares ($16,016).

(8)	The remaining unvested restricted stock (50% of the original grant amount) vest equally on each of the two anniversary dates following January 11, 2021.
(9)

The remaining unvested restricted stock units (25% of the original grant amount) vest on January 16, 2022. For Mr. Christie, in addition to the regular annual equity-based grant, number shown also includes a one-time promotional equity- based grant of restricted stock units, the remaining unvested restricted stock units (25% of the original grant amount) vest on January 16, 2022.

(10)

In December 2019, to enhance retention of key executives, the Compensation Committee approved one-time equity-based grants to Messrs. Haralson, Bendoraitis, and Klein, of 5,227, 13,069, and 13,069 restricted stock units, respectively. The remaining unvested restricted stock units (50% of the original grant amount) vest 25% on December 16, 2022 and 25% on December 16, 2023.

(11)	The remaining unvested restricted stock units (25% of the original grant amount) vest on October 16, 2022.

Spirit Airlines	2022 Proxy Statement	47

COMPENSATION TABLES (continued)

Stock Vested in 2021

The following table summarizes the stock award vestings for each of our NEOs for the year ended December 31, 2021.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Edward M. Christie	31,902	825,440

Scott M. Haralson	7,764	186,025

John Bendoraitis	13,965	327,119

Matthew H. Klein	12,702	297,204

Thomas C. Canfield	5,810	147,875

(1)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain compensation and benefits that would have become payable to each of our NEOs if our NEO’s employment had terminated on December 31, 2021 as a result of each of the termination scenarios described below, taking into account the named executive’s compensation as of that date. In the case of Mr. Christie, the table below captures the provisions under the Christie Letter Agreement with the Company, described in more detail above.

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Equity- Based Awards ($) (2)	Value of Continued Health Care Coverage Premiums ($) (3)	Life Insurance Proceeds ($) (4)	Other ($) (5)	Total ($)

Edward M. Christie	Termination without Cause (6)	1,050,000	—	13,177	—	54,895	1,118,072

	Change of Control without Termination for Cause (7)	—	2,640,403	—	—	—	2,640,403

	Qualifying Termination in Connection with a Change in Control (8)	4,887,535	2,640,403	13,177	—	54,895	7,596,010

	Death or Disability	—	2,640,403	—	500,000	—	3,140,403

Scott M. Haralson	Termination without Cause (6)	400,000	—	13,177	—	15,614	428,791

	Change of Control without Termination for Cause (7)	—	809,559	—	—	—	809,559

	Qualifying Termination in Connection with a Change in Control (8)	2,152,052	809,559	13,177	—	15,614	2,990,402

	Death or Disability	—	809,559	—	400,000	—	1,209,559

John Bendoraitis	Termination without Cause (6)	440,000	—	5,632	—	10,998	456,630

	Change of Control without Termination for Cause (7)	—	1,141,646	—	—	—	1,141,646

	Qualifying Termination in Connection with a Change in Control (8)	2,581,557	1,141,646	5,632	—	10,998	3,739,833

	Death or Disability	—	1,141,646	—	440,000	—	1,581,646

48	Spirit Airlines	2022 Proxy Statement

COMPENSATION TABLES (continued)

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Equity- Based Awards ($) (2)	Value of Continued Health Care Coverage Premiums ($) (3)	Life Insurance Proceeds ($) (4)	Other ($) (5)	Total ($)

Matthew H. Klein	Termination without Cause (6)	400,000	—	13,154	—	15,614	428,768

	Change of Control without Termination for Cause (7)	—	1,118,769	—	—	—	1,118,769

	Qualifying Termination in Connection with a Change in Control (8)	2,346,875	1,118,769	13,154	—	15,614	3,494,412

	Death or Disability	—	1,118,769	—	400,000		1,518,769

Thomas C. Canfield	Termination without Cause (6)	375,000	—	9,624	—	13,768	398,392

	Change of Control without Termination for Cause (7)	—	730,383	—	—	—	730,383

	Qualifying Termination in Connection with a Change in Control (8)	1,961,261	730,383	9,624	—	13,768	2,715,036

	Death or Disability	—	730,383	—	375,000	—	1,105,383

(1)

Generally represents continuation of salary payments for twelve months (as further explained below—see footnotes 6 and 8), except for Mr. Christie. Per the terms of the Christie Letter Agreement with the Company, the amount shown under termination without cause represents a cash severance amount equal to 150% of his salary payable in equal installments over a twelve-month period.

(2)

Represents the aggregate value of the executive’s unvested restricted stock units that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the closing price of our common stock ($21.85 as of December 31, 2021). Unvested restricted stock unit awards become fully vested in the event of a change in control, only to the extent not assumed by a successor. Also includes the value of 66% of the performance share units granted in 2020 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2020 to the date of the change of control, death or disability based on actual performance up to such date. Also includes the value of 33% of the performance share units granted in 2021 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2021 to the date of the change of control, death or disability based on actual performance up to such date. Pursuant to our 2017 executive severance plan, payment would be triggered by a termination without cause in connection with a change in control or within eighteen months following a change in control or a resignation for good reason within eighteen months following a change in control. Also includes the value of 71.4% of the performance market share units granted in 2021, which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest on actual performance through December 31, 2021.

(3)

Represents continued coverage under COBRA for twelve months under the 2017 executive severance plan based on the incremental cost of the Company’s contribution as of December 31, 2021 to provide this coverage.

(4)

Our NEOs each receive life insurance proceeds of 1-times base salary up to $500,000 upon death, which amounts have been included in the table. We pay the premiums for life insurance for all eligible employees providing coverage ranging between $25,000 and $500,000.

(5)

For NEOs other than Mr. Christie, represents the value of a free family travel pass for twelve months, outplacement services, and use of a Company-owned mobile phone for thirty days in order to allow the participant to transition to another device. The value of the flight benefits for twelve months was calculated using an incremental cost approach, assuming that executives and eligible family members would each take ten round trip flights during the period, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by the named executive officer for the air transportation. In the case of Mr. Christie, in the event of a termination other than due to death or a termination following a change in control, represents the value of a lifetime travel pass (including immediate family) on our flights, as provided under the Christie Letter Agreement. The present value of the lifetime flight benefit was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables. The value was calculated using an incremental cost approach, assuming that Mr. Christie and his eligible family members would each take ten round trip flights during each year, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by Mr. Christie for the air transportation.

(6)

Represents the benefits payable to Mr. Christie under the Christie Letter Agreement with the Company and the benefits payable to each other NEO under the 2017 executive severance plan. Severance benefits are triggered under our 2017 executive severance plan when the executive is terminated without cause, and include a cash severance amount equal to the NEO’s annual base salary in effect on termination date payable in equal installments over twelve months.

(7)

Represents the benefits payable to the NEOs under the 2017 executive severance plan. In the event that a successor company in a change of control refuses to assume or substitute for an outstanding equity award, such award shall become fully vested and, if applicable, exercisable, and all forfeiture restrictions shall lapse, in each case, as of immediately prior to the consummation of the change in control.

(8)

Represents the benefits payable to each NEO under the 2017 executive severance plan in the event of a termination without cause in connection with a change in control or within eighteen months following a change in control or a termination for good reason within eighteen months following a change in control, and include (i) a cash severance amount equal to the sum of two times the executive’s annual base salary in effect on the termination date, plus two times his target incentive bonus for the year of termination, payable in equal installments over twenty four months, and (ii) his incentive bonus for the year of termination, prorated from the beginning of the year to the date of termination based on actual incentive plan performance as of the date of termination.

Spirit Airlines	2022 Proxy Statement	49

COMPENSATION TABLES (continued)

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans under which our common stock is authorized for issuance as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)

Equity Compensation Plans Approved by Security Holders (1)	1,219,328	(2)	—	(3)	4,174,216

Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	1,219,328		$0.00		4,174,216

(1)	Includes the Spirit Airlines, Inc. 2015 Incentive Award Plan (the “2015 Plan”).
(2)

Includes restricted stock units, performance share units and performance market stock units issuable, pursuant to outstanding award agreements under the 2015 Plan. With respect to performance share units and performance market stock units, assumes maximum settlement payout achievement. For the performance share units based on total shareholder return and adjusted operating margin, actual achievement may result in the issuance of shares of common stock ranging between 0% to 200% of target, based on the Company’s total shareholder return and adjusted operating margin, as applicable, compared to a peer group over the applicable three-year period. For the performance market share units, actual achievement may result in the issuance of shares of common stock ranging between 0% to 283% of target, based on the Company’s share price growth over the applicable three-year period.

(3)

The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding shares of restricted stock, restricted stock units, performance share units and performance market share units.

Compensation Risk Assessment

In March 2021, the Compensation Committee was presented with the results of management’s analysis on our compensation policies and practices for our employees to determine if these policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards.

This risk assessment process included a review by management of our compensation policies and practices and identification of risks and risk controls related to the programs. Although management reviewed all compensation programs, it focused on the programs with variability of payout, which means the participant is able to directly affect payout. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, equity incentives, performance appraisals, and leadership and culture. The Compensation Committee agreed with management findings that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards, management considered the following:

•	For most of our employees, cash compensation is fixed in the form of base salaries or hourly cash compensation. For our officers and director-level employees, the majority of cash compensation is also fixed in the form of base salaries. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•	In evaluating our performance for purposes of our cash incentive plans, the Compensation Committee reviews our performance under a mix of financial and operating measures to provide a balanced perspective.

•	The Compensation Committee generally exercises broad discretion in determining compensation amounts, and qualitative factors beyond quantitative financial and operating metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards.

•	The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Annual equity-based awards vest over multiple years, in the case of restricted stock units or restricted shares, or are settled in a single payment after three years, in the case of our performance share units, in each case subject to the holder’s continuing service with us. This promotes alignment of our employees’ interests with our long-term objectives and interests and with stockholders’ interests.

•

The following risk mitigating controls: (i) stock ownership guidelines for non-employee directors and executive officers; (ii) code of business conduct and ethics and anti-hedging and anti-pledging policy applicable to NEOs and members of the Board; (iii) clawback policy on compensation to executive officers; (iv) basing our short term incentive plan on more than one performance measurement, including both financial and operational metrics; (v) periodic review of our compensation policies and programs by the Company’s internal audit group; (vi) using different performance metrics for our long-term

50	Spirit Airlines	2022 Proxy Statement

COMPENSATION TABLES (continued)

incentive performance share units; (vii) overlapping the performance periods for our long-term incentive performance share units; and (viii) using our internal audit group and our independent consultants to review calculations of short-term and long-term incentive payouts.

•	We maintain caps on the maximum payouts under our short-term incentive plan and our long-term incentive performance share units.

•	We utilize individual performance assessments in determining executive compensation. These assessments take into account whether or not the individual’s behavior was consistent with our code of business conduct and ethics and with our ethics-based corporate culture.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

Spirit Airlines	2022 Proxy Statement	51

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are hereby disclosing the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO.

We determined the pay ratio under the requirements of Item 402(u) of Regulation S-K. Mr. Christie was our principal executive officer during all of 2021, and his annual total compensation is disclosed, in detail, in the “Summary Compensation Table” in this Proxy Statement.

We identified the median employee by examining the 2021 total compensation for all individuals, excluding Mr. Christie, who were employed by us on December 31, 2021, the last day of our payroll year. For the identified median employee, we did not make any assumptions, adjustments, or estimates to calculate the pay ratio, and only employees who were employed by us as of December 31, 2021 were included. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as outlined in the “Summary Compensation Table” in this Proxy Statement. The SEC rules allow for varying methodologies for companies to identify their median employee. Other companies may have different employment and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their own pay ratios. Therefore, the pay ratios reported by other companies are unlikely to be relevant for purposes of comparison to our pay ratio.

The median of the annual total compensation of all employees in 2021 was $53,603. The annual total compensation of Mr. Christie in 2021 was $3,871,281. Accordingly, for 2021, the ratio of annual total compensation of our principal executive officer to the annual total compensation of our median employee was 72:1.

52	Spirit Airlines	2022 Proxy Statement

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.spirit.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Spirit’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of our financial statements as of and for the year ended December 31, 2021.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee also has selected EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and is seeking ratification of such selection by the stockholders.

Audit Committee

Carlton D. Donaway, Chair

Mark B. Dunkerley

Robert D. Johnson

Spirit Airlines	2022 Proxy Statement	53

Certain Relationships and Related Transactions

The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company’s directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company.

Other than the compensation arrangements with our directors and executive officers described elsewhere in this Proxy Statement, set forth below is the description of the indemnification agreements we have entered into with our directors and executive officers.

Indemnification

We enter into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

54	Spirit Airlines	2022 Proxy Statement

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

Spirit Airlines	2022 Proxy Statement	55

Annual Reports

Our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”), which is not a part of our proxy soliciting materials, is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2021 Annual Report on Form 10-K at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2021 Annual Report on Form 10-K may also be directed to Spirit Airlines, Inc., c/o Secretary, 2800 Executive Way, Miramar, Florida 33025.

We have filed our 2021 Annual Report on Form 10-K with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Exhibits to the 2021 Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Spirit Airlines, Inc., c/o Secretary, 2800 Executive Way, Miramar, Florida 33025.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary

March 30, 2022

56	Spirit Airlines	2022 Proxy Statement

SCAN TO VIEW MATERIALS & VOTE w SPIRIT AIRLINES INC. 2800 EXECUTIVE WAY VOTE BY INTERNET MIRAMAR, FL 33025 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SAVE2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D74155-P69404 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SPIRIT AIRLINES INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. To elect the following two Class II directors to hold office ! ! ! until the 2025 annual meeting of stockholders or until their resignation or removal, or until their respective successors are elected: Nominees: 01) H. McIntyre Gardner 02) Myrna M. Soto The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of ! ! ! the Company for its fiscal year ending December 31, 2022; and 3. To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement pursuant ! ! ! to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended. Note: The meeting agenda also includes the transaction of such other business as may come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D74156-P69404 SPIRIT AIRLINES INC. 2022 Annual Meeting of Stockholders May 10, 2022 9:00 a.m. ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas C. Canfield and Edward M. Christie III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPIRIT AIRLINES INC. that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE2022, on May 10, 2022, at 9:00 a.m. ET, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side